                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration No. 333-123535-01

PROSPECTUS SUPPLEMENT
---------------------

(TO PROSPECTUS DATED APRIL 29, 2005)

                             [DAIMLERCHRYSLER LOGO]

                                 $5,000,000,000

                         DAIMLERCHRYSLER NORTH AMERICA
                              HOLDING CORPORATION

                  DAIMLERCHRYSLER NORTH AMERICA INTERNOTES(R)

                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                         UNCONDITIONALLY GUARANTEED BY

                               DAIMLERCHRYSLER AG
                            ------------------------

ISSUER:           DaimlerChrysler North America Holding Corporation.
GUARANTOR:        DaimlerChrysler AG, our parent company.

TERMS OF THE NOTES:

     - We plan to sell the notes from time to time and specify the terms and conditions of each issue of notes in a pricing supplement.

     - The notes will have stated maturities of nine months or more from the date they are originally issued.

     - We will specify whether the notes are subject to redemption at our option.

     - If we specify in a pricing supplement, notes may contain a provision that requires us, upon request, to repay those notes prior to maturity upon the death of the owner of the notes, on the terms and subject to the limitations described in those notes.

     - Payments on the notes will be in U.S. dollars.

     - The notes will be offered in minimum denominations of $1,000 unless otherwise stated in the pricing supplement.

     - DaimlerChrysler AG will guarantee the payment of principal, any premium, and interest on the notes.

     - The notes will bear interest at a fixed or floating rate.

     - We will pay interest on the notes either monthly, quarterly, semi-annually or annually on each interest payment date and on the maturity date, unless otherwise specified.

     The final terms for the notes will be specified in the applicable pricing supplement, and the terms may differ from those described above or herein.

     If we sell all of the notes, we expect to receive proceeds of between $4,990,000,000 and $4,842,500,000, after paying the agents' discounts and commissions of between $10,000,000 and $157,500,000.

     INVESTING IN THE NOTES INVOLVES CERTAIN RISKS.   SEE "RISK FACTORS" ON PAGE
S-5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     We will offer the notes through the agents named below. The agents are not required to sell any specific amount of notes but will use their reasonable efforts to sell the notes. We do not intend to list the notes on any securities exchange.
                            ------------------------

                      Joint Lead Managers and Lead Agents

BANC OF AMERICA SECURITIES LLC                                     INCAPITAL LLC
                                     Agents

                                                                   CHARLES SCHWAB & CO., INC.
     A.G. EDWARDS
                                                                   COMERICA SECURITIES
     CITIGROUP
                                                                   FIDELITY CAPITAL MARKETS,
                                                                    A DIVISION OF NATIONAL FINANCIAL SERVICES, LLC
     EDWARD D. JONES & CO., L.P.
                                                                   MORGAN STANLEY
     MERRILL LYNCH & CO.
                                                                   WACHOVIA SECURITIES
     UBS FINANCIAL SERVICES INC.

                                 April 29, 2005

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
Summary of the Offering.....................................   S-3
Risk Factors................................................   S-5
Description of Notes and Guarantees.........................   S-6
Tax Considerations..........................................  S-17
ERISA Considerations........................................  S-19
Plan of Distribution........................................  S-20

                            PROSPECTUS
Where You Can Find More Information.........................     2
Documents Incorporated by Reference.........................     2
Forward-Looking Statements..................................     3
Currency of Presentation....................................     3
The Guarantor and the Issuer................................     4
Consolidated Ratio of Earnings to Fixed Charges.............     6
Considerations Relating to Debt Securities Denominated or
  Payable in Foreign Currencies.............................     6
Use of Proceeds.............................................     6
Description of Debt Securities and Guarantees...............     6
Plan of Distribution........................................    19
Legal Matters...............................................    20
Experts.....................................................    20
Enforceability of Civil Liabilities.........................    21

                          ----------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. We have not authorized anyone to provide you with any other information. We are not making an offer to sell these securities and soliciting an offer to buy these securities in any state where the offer or sale of these securities is not permitted. The information in this prospectus supplement, the accompanying prospectus, any pricing supplement and any document incorporated by reference is accurate only as of the date on the front of those documents. The affairs of the Issuer or the Guarantor may have changed since this date.

     InterNotes(R) is a registered trademark of Incapital Holdings LLC.

                            SUMMARY OF THE OFFERING

     This section summarizes the terms of the notes. These terms are described in more detail under the heading "Description of Notes and Guarantees" in this prospectus supplement. Final terms of any particular notes are established at the time of sale and are contained in the pricing supplement relating to those notes. The terms set forth in that pricing supplement may vary from or supersede the terms contained in this summary. In addition to the information in this summary section, you should read the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus.

Issuer........................DaimlerChrysler North America Holding Corporation

Guarantor.....................DaimlerChrysler AG

Purchasing Agent..............Incapital LLC

Joint Lead Managers and Lead
Agents........................Banc of America Securities LLC and Incapital LLC

Agents........................A.G. Edwards & Sons, Inc.
                              Charles Schwab & Co., Inc.
                              Citigroup Global Markets Inc.
                              Comerica Securities, Inc.
                              Edward D. Jones & Co., L.P.
                              Fidelity Capital Markets,
                               a division of National Financial Services, LLC
                              Merrill Lynch, Pierce, Fenner & Smith
                                        Incorporated
                              Morgan Stanley & Co. Incorporated
                              UBS Financial Services Inc.
                              Wachovia Securities, LLC

Title of Security.............DaimlerChrysler North America InterNotes(R) (the
                              "Notes")

Amount........................We may issue initially up to $5,000,000,000 of notes in connection with this prospectus supplement. There are no limitations on our ability to issue additional indebtedness in the form of notes or otherwise.

Guarantees....................The notes will be unconditionally and irrevocably guaranteed by DaimlerChrysler AG.

Denominations.................The notes will be issued and sold in denominations of $1,000 and multiples of $1,000 unless otherwise stated in the applicable pricing supplement.

Status........................The notes will constitute direct, unconditional, unsubordinated and unsecured obligations of the Issuer and will rank equally with each other series of debt securities issued in accordance with the Indenture and with all other present and future unsecured and unsubordinated indebtedness of the Issuer.

Maturities....................Each note will mature nine months or more from its date of original issuance.

Interest......................Each Note will bear interest from the issue date at a fixed or floating rate. Any floating rate of interest applicable to a note would be based upon one or more of the following indices:

                                   - LIBOR;

                                   - the treasury rate;

                                   - the federal funds rate;

                                   - the prime rate; or

                                   - any other index described in the applicable
                                     pricing supplement.

                              Interest on each note will be payable either monthly, quarterly, semi-annually or annually on each interest payment date and on the maturity date. Interest also will be paid on the date of redemption or repayment if a note is redeemed or repaid prior to maturity.

Principal.....................The principal amount of each note will be payable on the maturity date at the corporate trust office of the paying agent or at any other place we may designate.

Redemption....................Unless otherwise specified in the applicable pricing supplement, the notes are not redeemable at our option, other than for certain reasons of taxation, prior to maturity. The Notes are not subject to any sinking fund.

Repayment; Survivor's
Option........................Unless otherwise stated in the applicable pricing supplement, a note will not be repayable at the option of the holder prior to its maturity. In addition, specific notes may contain a provision permitting the optional repayment of those notes prior to their maturity dates, if requested by the authorized representative of the beneficial owner of the notes, following the death of the beneficial owner of the notes, so long as the notes were owned by the beneficial owner, including his or her estate, at least six months prior to the request. This provision is referred to as a "Survivor's Option." Your notes will not be entitled to a Survivor's Option unless the applicable pricing supplement otherwise states. The right to exercise the Survivor's Option is subject to limits set by us on (1) the permitted dollar amount of exercises on behalf of all deceased beneficial owners of notes in any calendar year, and (2) the permitted dollar amount of exercises on behalf of an individual deceased beneficial owner of a note in any calendar year. Additional details on the Survivor's Option are described in the section entitled "Description of Notes and Guarantees -- Survivor's Option" in this prospectus supplement.

Sale and Clearance............Notes will be issued in book-entry only form and clear through The Depository Trust Company. We do not intend to issue the notes in certificated form.

Trustee.......................The Trustee for the notes is JPMorgan Chase Bank,
                              N.A.

Selling Group.................The agents and dealers comprising the selling group are broker-dealers and securities firms. The agents, including the purchasing agent, have entered into a selling agent agreement with us and DaimlerChrysler AG, dated April 29, 2005. Dealers who are members of the selling group have executed a master selected dealer agreement with the purchasing agent. The agents and the dealers have agreed to market and sell the notes in accordance with the terms of those respective agreements and all other applicable laws and regulations. You may contact the purchasing agent at info@incapital.com for a list of selling group members.

                                  RISK FACTORS

     Your investment in the Notes will include certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the Notes is suitable for you. The Notes are not an appropriate investment for you if you are unsophisticated with respect to the significant terms of the Notes or financial matters.

REDEMPTION MAY ADVERSELY AFFECT YOUR RETURN ON THE NOTES

     If your notes are redeemable at our option, we may choose to redeem the notes at times when prevailing interest rates are relatively low. In addition, if your notes are subject to mandatory redemption, we may be required to redeem your notes at times when prevailing interest rates are also relatively low. As a result, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes. Our redemption right may also adversely impact your ability to sell your notes as our redemption date approaches.

OUR CREDIT RATINGS MAY NOT REFLECT ALL RISKS OF AN INVESTMENT IN THE NOTES

     The credit ratings of our InterNotes(R) program may not reflect the potential impact of all risks related to structure and other factors on the value of your notes. In addition, real or anticipated changes in our credit ratings will generally affect the market value of your notes.

THERE MAY NOT BE ANY TRADING MARKET FOR YOUR NOTES; MANY FACTORS MAY AFFECT THE TRADING MARKET AND VALUE OF YOUR NOTES

     We cannot assure you that a trading market for your notes will ever develop or be maintained. In addition to our own creditworthiness, many other factors may affect the trading market value of, and trading market for, your notes. These factors include:

     - the method of calculating the principal, premium and interest in respect of your notes;

     - the time remaining to the maturity of your notes;

     - the outstanding amount of your notes;

     - the redemption or repayment features of your notes; and

     - the level, direction and volatility of market interest rates generally.

     In addition, there may be a limited number of buyers if and when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all. You should not purchase notes unless you understand and know you can bear the related investment risks.

ANY SURVIVOR'S OPTION MAY BE LIMITED IN AMOUNT

     If your notes are entitled to a Survivor's Option, we will have a discretionary right to limit the aggregate principal amount of notes subject to that Survivor's Option that may be exercised in any calendar year to an amount equal to the greater of $2,000,000 or 2% of the outstanding principal amount of all notes outstanding as of the end of the most recent calendar year. We also will have the discretionary right to limit to $250,000 in any calendar year the aggregate principal amount of notes subject to the Survivor's Option that may be exercised in such calendar year on behalf of any individual deceased beneficial owner of notes. Accordingly, we cannot assure you that exercise of a Survivor's Option for the desired amount will be permitted in any single calendar year. Furthermore, a Survivor's Option may not be exercised if the notes were not owned by the beneficial owner thereof, including his or her estate, for at least six months prior to the request to exercise that Survivor's Option.

THE YIELD ON FLOATING RATE NOTES WILL BE IMPACTED BY VARIOUS MATTERS

     If your notes bear interest at a floating rate, there will be significant risks not associated with an investment in a conventional fixed rate debt security. These risks include fluctuation of market interest rates and the fact that you will receive a lower amount of interest on your notes if the related interest rate index declines, thereby adversely affecting the yield on your notes. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, values of certain interest rate indices have been volatile, and volatility in those and other interest rate indices may continue in the future. In addition, the floating rate of interest that may accrue on the related notes during any interest period may not exceed the maximum interest rate permitted under applicable law or any other maximum annual interest rate specified in the applicable pricing supplement.

                      DESCRIPTION OF NOTES AND GUARANTEES

     The following description of the particular terms of the notes and guarantees being offered supplements and, to the extent inconsistent therewith or to the extent otherwise specified in an applicable pricing supplement, replaces the description of the general terms and provisions of the debt securities and guarantees set forth under the heading "Description of Debt Securities and Guarantees" in the accompanying prospectus. Unless otherwise specified in an applicable pricing supplement, the notes and guarantees will have the terms described below.

TERMS OF THE NOTES

     The notes will be issued under an Indenture, as supplemented (the "Indenture"), among the Issuer, DaimlerChrysler Canada Finance Inc., DaimlerChrysler International Finance B.V., the Guarantor and JPMorgan Chase Bank, N.A., as trustee, which is more fully described in the accompanying prospectus. The Indenture does not limit the aggregate amount of debt securities that we may issue. We may issue debt securities under the Indenture from time to time in one or more series.

     The following summary of the material provisions of the Indenture, the notes and the guarantees is not complete and is qualified in its entirety by reference to the Indenture, a copy of which has been filed as an exhibit to the registration statement that includes this prospectus supplement and the accompanying prospectus. The notes are a single series of debt securities for purposes of the Indenture and are currently limited to an aggregate principal amount of up to $5,000,000,000. We may increase this limit, however, without the consent of any holders of the notes, by appropriate corporate action if in the future we wish to sell additional notes. If we sell other securities referred to in the accompanying prospectus, the amount of notes that we may offer and sell under this prospectus supplement may be reduced.

     The notes will be offered on a continuous basis and each note will mature nine months or more from its original issuance date and may, if specified in the applicable pricing supplement, be subject to redemption at our option or repayment upon the exercise of any survivor's option prior to its stated maturity. See "-- Redemption at the Option of the Issuer" and "-- Survivor's Option" for more information on redemption of the notes.

     Each note will be issued initially in fully registered book-entry form. Notes will be issued in denominations of $1,000 and any integral multiples of $1,000 in excess thereof, unless otherwise specified in the applicable pricing supplement. Each note will bear interest at a fixed or floating rate. The notes will not be listed on any securities exchange, unless otherwise specified in the applicable pricing supplement.

     JPMorgan Chase Bank, N.A. has been appointed as principal paying agent for purposes of the Indenture. The Issuer may at any time designate additional paying agents or rescind the designation of any paying agent.

     We may at any time repurchase notes at any price or prices in the open market or otherwise. If we purchases the notes in this manner, we have the discretion either to hold, resell or surrender the notes to the trustee for cancellation.

STATUS OF NOTES

     The notes will constitute direct, unconditional, unsubordinated and unsecured obligations of the Issuer and will rank equally with each other series of debt securities issued in accordance with the Indenture and with all other present and future unsecured and unsubordinated indebtedness of the Issuer.

THE GUARANTEES

     Each note will have the benefit of an unconditional guarantee (each, a "guarantee") as to payment of principal of (and premium, if any) and interest, if any, on the notes as and when the same shall become due and payable whether at stated maturity (as defined below), by declaration of acceleration, call for redemption or otherwise. Under the terms of the guarantee, the Guarantor will be liable for the full amount of each payment under the notes. The guarantees will remain in effect until the entire principal of, and premium, if any, and interest, if any, on the notes shall have been paid in full. The guarantees will constitute direct, unconditional, unsubordinated and unsecured obligations of the Guarantor and will rank equally with all other present and future unsecured and unsubordinated obligations of the Guarantor.

PRICING SUPPLEMENT

     The pricing supplement relating to each note will describe specific terms relating to the offering, which may include the following:

        - the price, which may be expressed as a percentage of the aggregate principal amount of the notes, at which the note will be initially offered to investors;

        - the purchasing agent's concession and the net proceeds to us;

        - the date on which the note will be issued (the "original issue date");

        - the date on which the note will mature (the "stated maturity");

        - whether the note is a fixed rate note or a floating rate note;

        - if the note is a fixed-rate note, the rate per year at which the note will bear interest;

        - the interest payment frequency, and the Interest Payment Date or Dates if other than the Dates specified in the following section under "Interest and Interest Rates";

        - if the note is a floating-rate note, the interest rate index, the initial interest rate (if any), the interest determination date, the interest reset dates, the index maturity, the maximum interest rate and the minimum interest rate, if any, and the spread and/or spread multiplier, if any, and any other terms relating to the calculation of interest on the note. (See "-- Interest and Interest Rates -- Floating Rate Notes" for an explanation of the terms relating to floating rate notes);

        - whether the authorized representative of the holder of a beneficial interest in the note will have the right to seek repayment of the note upon the death of a beneficial owner as described under the heading "--Survivor's Option" in this prospectus supplement;

        - if the note may be redeemed at our option or repaid at the option of the holder (other than a Survivor's Option) prior to its stated maturity date, the provisions relating to any such redemption or repayment;

        - any special U.S. Federal income tax consequences associated with the terms of the note which have not been described under "Tax Considerations" below; and

        - any other significant terms of the note not inconsistent with the provisions of the Indenture.

PAYMENT OF INTEREST AND PRINCIPAL

     We will make payments of principal, premium, if any, and interest, if any, in book-entry form through the trustee to the depository or its nominee. Beneficial owners of the book-entry notes will be paid in accordance with the depository's and its participants' procedures in effect from time to time as described under "Description of Debt Securities and Guarantees -- Book-Entry System" in the accompanying prospectus.

     Unless otherwise specified in the applicable pricing supplement, payments of interest with respect to any additional note will be made by mailing a check to the holder at the address of the holder appearing on the security register for the notes on the applicable regular record date. At our option, all payments of interest on the notes may be made by wire transfer of immediately available funds to an account at a bank located within the United States as designated by each holder not less than 15 calendar days prior to the applicable interest payment date. In the event that payment by wire is made in accordance with instructions of the holder, the wire transfer shall be deemed to constitute full and complete payment of that principal, premium and/or interest on the notes.

INTEREST AND INTEREST RATES

     The notes may bear interest at:

     - a fixed rate (each, a fixed rate note); or

     - a floating rate (each, a floating rate note), which may be based upon one or more of the following indices (see "-- Floating Rate Notes" for a further description of each of these indices):

      - LIBOR (a note issued with this rate is referred to in this prospectus supplement as a "LIBOR note");

      - treasury rate (a note whose floating rate of interest is based upon the treasury rate is referred to in this prospectus supplement as a "treasury rate note");

      - federal funds rate (a note whose floating rate of interest is based upon the federal funds rate is referred to in this prospectus supplement as a "federal funds rate note");

      - prime rate (a note whose floating rate of interest is based upon the prime rate is referred to in this prospectus supplement as a "prime rate note"); or

      - any other index specified in the pricing supplement.

     The applicable pricing supplement will specify a fixed annual interest rate or a floating rate formula. Interest on a note will be payable beginning on the first interest payment date after its date of original issuance to holders of record on the corresponding regular record date. Interest payments on each note will include the amount of interest accrued from and including the last interest payment date to which interest has been paid (or from and including the date of original issuance if no interest has been paid with respect to the note) to but excluding the applicable interest payment date, stated maturity date or date of earlier redemption or repayment, as the case may be.

  Interest Payments

     The applicable pricing supplement will set forth the frequency of interest payments from the following options (and the interest payment dates will be determined accordingly as set forth below):

    INTEREST PAYMENT FREQUENCY                                            INTEREST PAYMENT DATES
    --------------------------                                            ----------------------
    Monthly.........................................       Fifteenth day of each calendar month, beginning in
                                                           the first calendar month following the month the note
                                                           was issued.
    Quarterly.......................................       Fifteenth day of every third month, beginning in the
                                                           third calendar month following the month the note was
                                                           issued.
    Semi-annually...................................       Fifteenth day of every sixth month, beginning in the
                                                           sixth calendar month following the month the note was
                                                           issued.
    Annually........................................       Fifteenth day of every twelfth month, beginning in
                                                           the twelfth calendar month following the month the
                                                           note was issued.

     Unless otherwise specified in the applicable pricing supplement, the "regular record date" for any interest payment date will be the 15th day next preceding each interest payment date, except that interest payable on a note's stated maturity date or date of earlier redemption or repayment, as the case may be, will be paid to the person to whom the principal is paid.

     Unless otherwise specified in the applicable pricing supplement, a "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation, or executive order to close in The City of New York; provided, however, that with respect to LIBOR notes, the day is also a London business day.

     "London business day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

  Fixed Rate Notes

     Each fixed rate note will bear interest from its date of original issuance at the annual fixed interest rate stated in the applicable pricing supplement. Interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

     If the stated maturity date, the date of earlier redemption or repayment or any interest payment date for any fixed rate note is not a business day, all payments for that note will be made on the next business day, and no interest will accrue on the amount payable from, and after, that stated maturity date, date of earlier redemption or repayment or interest payment date, as the case may be, to the next business day.

  Floating Rate Notes

     Unless the applicable pricing supplement specifies otherwise, floating rate notes will have the terms described below. Each floating rate note will bear interest from its date of original issuance at the floating rate per year based upon the interest rate formula specified in the applicable pricing supplement. Unless the applicable pricing supplement specifies otherwise, the interest rate on each floating rate note will be determined by reference to:

     - the interest rate index specified in the applicable pricing supplement plus or minus the spread, if any; and/or

     - the interest rate index specified in the applicable pricing supplement multiplied by the spread multiplier, if any.

     The "spread" is the number of basis points (i.e., one one-hundredth of a percentage point) specified in the applicable pricing supplement as a positive or negative adjustment to the interest rate index for a floating rate note. The

"spread multiplier" is the factor specified in the applicable pricing supplement as a positive or negative adjustment to the interest rate index for a floating rate Note.

     Any floating rate Note may also have either or both of the following terms:

     - a maximum limitation, or ceiling, on the rate of interest that may accrue during any interest period (the "maximum interest rate"); and

     - a minimum limitation, or floor, on the rate of interest that may accrue during any interest period (the "minimum interest rate").

     The applicable pricing supplement for a floating rate note will specify the interest rate index and the spread and/or spread multiplier, if any, or other interest rate formula and the maximum or minimum interest rate, if any.

     Whether or not a maximum interest rate applies, the interest rate on a floating rate note will in no event be higher than the maximum rate permitted by applicable law. Under current New York law, the maximum rate of interest, with some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per year on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

     If any interest payment date for any floating rate note (other than a floating rate note's stated maturity date or date of earlier redemption or repayment) would otherwise be a day that is not a business day, then that interest payment date will be postponed to the next business day, except that in the case of a LIBOR note, if the next business day falls in the next calendar month, then that interest payment date will be the preceding business day. If the stated maturity date or date of earlier redemption or repayment of a floating rate note is not a business day, all payments for that note will be made on the next business day, and no interest shall accrue on the amount payable from, and after, that stated maturity date or date of earlier redemption or repayment to the next business day.

     Accrued interest on a floating rate note will be calculated by adding the interest factors calculated for each day in the period for which we are calculating accrued interest. The "interest factor" for each day will be determined by multiplying the principal amount of the floating rate note by the interest rate applicable to that day and dividing the product thereof by 360, or, in the case of any treasury rate note, by the actual number of days in the year, unless otherwise specified in the applicable pricing supplement.

     Interest on each floating rate note will be reset daily, weekly, monthly, quarterly, semi-annually or annually or on some other basis as specified in the applicable pricing supplement. Each period during which a floating rate of interest applies to a floating rate note is referred to herein as an "interest reset period," and the first date on which the reset interest rate becomes effective for an interest reset period is referred to herein as an "interest reset date." If any interest reset date for any floating rate note is not a business day, the interest reset date for that floating rate note shall be postponed to the next business day, except that in the case of a LIBOR note, if the next business day falls in the next succeeding calendar month, then that interest reset date will be the preceding business day.

     The "interest determination dates" are the dates as of which the calculation agent will determine the new interest rate that will take effect on the related interest reset date. With respect to determining an interest determination date, unless the applicable pricing supplement specifies to the contrary:

     - the interest determination date for a federal funds rate note or prime rate note is the second business day before the related interest reset date;

     - the interest determination date for a LIBOR note is the second London business day before the related interest reset date; and

     - the interest determination date for a treasury rate note is the day of the week in which the related interest reset date falls on which direct obligations of the United States ("Treasury bills") would normally be auctioned.

       Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on Tuesday. The auction, however, may be held on the preceding Friday. If so, that Friday will be the interest determination date for the interest reset date occurring in the next week.

     Unless the applicable pricing supplement specifies otherwise, the interest rate determined with respect to any interest determination date for any floating rate note will become effective on and as of the related interest reset date. However, if the applicable pricing supplement specifies an initial interest rate, the interest rate in effect with respect to any floating rate note for the period from the date of original issuance to the first interest reset date will be that "initial interest rate." The interest rate for a floating rate note during an interest reset period will be applicable from and including the related interest reset date to but excluding the next interest reset date or until that note's stated maturity date or date of earlier redemption or repayment, as the case may be.

     Unless otherwise specified in the applicable pricing supplement, the trustee will be the calculation agent and will determine the applicable interest rate on each interest determination date. The calculation agent will, upon the request of the holder of any floating rate note, to the extent then available, disclose the interest rate then in effect for that note and, if different, the interest rate that will be in effect as a result of a determination made on the most recent interest determination date. Unless the pricing supplement specifies otherwise, all percentages resulting from any calculation of the rate of interest on floating rate notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)). All dollar amounts used in or resulting from that calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

     LIBOR Notes. Each LIBOR note will bear interest at a rate calculated using LIBOR and the spread and/or spread multiplier, if any, specified in the applicable pricing supplement.

     Unless the applicable pricing supplement specifies otherwise, the calculation agent will determine LIBOR with respect to any interest reset period specified in the pricing supplement, in accordance with the following provisions:

     - if "LIBOR telerate" is specified as the reporting service in the applicable pricing supplement, LIBOR will be the rate for deposits in U.S. dollars having the index maturity designated in that pricing supplement, commencing on the second London business day following the related interest determination date, that appears on the designated LIBOR page as of 11:00 a.m., London time, on that interest determination date; and

     - if "LIBOR reuters" is specified as the reporting service in the applicable pricing supplement, LIBOR will be the arithmetic mean of the offered rates (unless the designated LIBOR page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in U.S. dollars having the index maturity designated in that pricing supplement, commencing on the second London business day following the related interest determination date, that appear (or, if only a single rate is required, appears) on the designated LIBOR page as of 11:00 a.m., London time, on that interest determination date.

     If the interest rate index is "LIBOR reuters" and fewer than two offered rates appear (unless the designated LIBOR page by its terms provides only for a single rate, in which case such single rate does not appear) or if the interest rate index is "LIBOR telerate" and no rate appears, then:

     - The calculation agent will select the principal London offices of four major banks in the London interbank market, and will request each bank to provide its offered quotation for deposits in U.S. dollars for the period of the index maturity designated in the applicable pricing supplement, commencing on the second London business day following the related interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount equal to an amount that is representative for a single transaction in U.S. dollars in the market at that time.

     - If at least two of these banks provide a quotation, the calculation agent will compute LIBOR on that interest determination date as the arithmetic mean of the quotations.

     - If fewer than two of these banks provide a quotation, the calculation agent will select three major banks in The City of New York to provide a rate quote. The calculation agent will compute LIBOR on that interest determination date as the arithmetic mean of these quoted rates at approximately 3:00 p.m., New York City time, on that interest determination date in U.S. dollars for loans to leading European banks, having the index maturity designated in the applicable pricing supplement, commencing on the second London business day following that interest determination date and in a principal amount that is representative for a single transaction in the market at that time.

     - If none of these banks provides a quotation, the rate of interest for that interest reset period will be the same as that in effect on that interest determination date.

     The "designated LIBOR page" means (a) if "LIBOR telerate" is specified in the applicable pricing supplement, the display on Moneyline Telerate (or any successor service) on the page specified in the applicable pricing supplement (or any other page as may replace this page on that service) for the purpose of displaying the London interbank offered rates of major banks or (b) if "LIBOR reuters" is specified in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service (or any successor service) on the page specified in the applicable pricing supplement (or any other page as may replace this page on that service) for the purpose of displaying the London interbank offered rates of major banks.

     If neither "LIBOR reuters" nor "LIBOR telerate" is specified in the applicable pricing supplement, LIBOR will be determined as if LIBOR telerate had been specified.

     Treasury Rate Notes. Each treasury rate note will bear interest at the rate calculated using the treasury rate and the spread and/or spread multiplier, if any, specified in the applicable pricing supplement.

     Unless the applicable pricing supplement specifies otherwise, "treasury rate" for any interest reset period means the rate for the auction held on the related interest determination date of Treasury bills having the index maturity specified in the applicable pricing supplement as that rate appears on the display on Moneyline Telerate (or any successor service) on page 56 (or any other page as may replace this page on that service) ("telerate page 56") or page 57 (or any other page which replaces this page on that service) ("telerate page 57") under the heading "INVESTMENT RATE."

     If the rate cannot be set as described above, the calculation agent will use the following methods in succession:

     - If the rate is not published as described above by 3:00 p.m., New York City time, on the calculation date, the treasury rate will be the auction average rate of Treasury bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as the case may be, and applied on a daily basis) as otherwise announced by the United States Department of Treasury.

     - In the event that the auction rate of Treasury bills having the index maturity specified in the applicable pricing supplement is not published by 3:00 p.m., New York City time, on the calculation date or, if no auction is held, then the treasury rate will be the rate(expressed as a bond equivalent on the basis of a year of 365 or 366 days, as the case may be, and applied on a daily basis) on the related interest determination date of Treasury bills having the index maturity specified in the applicable pricing supplement as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Secondary Market" or, if not yet published by 3:00 p.m., New York City time, on the calculation date, the rate on that interest determination date of Treasury bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying that rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market."

     - If the rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source, then the treasury rate will be calculated as a yield to maturity (expressed as a bond equivalent, on the basis of a year of

       365 or 366 days, as the case may be, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on that interest determination date, of three leading primary United States government securities dealers in The City of New York selected by the calculation agent for the issue of Treasury bills with a remaining maturity closest to the applicable index maturity.

     - If fewer than three of the dealers submit bids, then the rate of interest for that interest reset period will be the same as that in effect on that interest determination date.

     "Calculation date" means the earlier of:

     - the business day preceding the applicable interest payment date, the stated maturity date or the date of redemption or repayment, as the case may be; or

     - the fifth business day after the interest determination date relating to the related interest reset period.

     "H.15(519)" means "Statistical Release H.15(519), Selected Interest Rates," or any successor publication as published weekly by the Board of Governors of the Federal Reserve System.

     "H.15 Daily Update" means the daily update of H.15(519), available through the world wide web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/release/h15/update, or any successor site or publication.

     Federal Funds Rate Notes. Each federal funds rate note will bear interest at the rate calculated using the federal funds rate and the spread and/or spread multiplier, if any, specified in the applicable pricing supplement.

     Unless the applicable pricing supplement specifies otherwise, "federal funds rate" for any interest reset period means the rate on the related interest determination date for federal funds as published in H.15(519) under the heading "Federal Funds (Effective)," as this rate is displayed on Moneyline Telerate (or any successor service) on page 120 (or any other page as may replace this page on that service) ("telerate page 120").

     If the rate cannot be set as described above, the calculation agent will use the following methods in succession:

     - If the rate does not appear on telerate page 120 or is not yet published by 3:00 p.m., New York City time, on the calculation date, then the federal funds rate will be the rate on the interest determination date as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying that rate, under the heading "Federal Funds (Effective)."

     - If the rate does not appear on telerate page 120 or is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the calculation date, then the federal funds rate for that interest determination date will be the arithmetic mean of the rates, as of 3:00 p.m., New York City time, on that interest determination date, for the last transaction in overnight federal funds arranged by three leading brokers of federal funds transactions in The City of New York selected by the calculation agent.

     - If fewer than three brokers provide rates, then the rate of interest for that interest reset period will be the same as that in effect on that interest determination date.

     Prime Rate Notes. Each prime rate note will bear interest at the rate calculated using the prime rate and the spread and/or spread multiplier, if any, specified in the applicable pricing supplement.

     Unless the applicable pricing supplement specifies otherwise, "prime rate" for any interest reset period means the rate set forth on the related interest determination date in H.15(519) under the heading "Bank Prime Loan" or, if not published by 3:00 p.m., New York City time, on the calculation date, the rate on that interest determination date as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying that rate, under the heading "Bank Prime Loan."

     If the rate cannot be set as described above, the calculation agent will use the following methods in succession:

     - If the rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the calculation date, then the prime rate will be the arithmetic mean of the rates of interest that appear on the reuters screen USPRIME 1 page as a bank's publicly announced prime rate or base lending rate in effect as of 3:00 p.m., New York City time, for the related interest determination date.

     - If fewer than four rates appear on the reuters screen USPRIME 1 page on that interest determination date, then the prime rate will be the arithmetic mean of the prime rates or base lending rates quoted by three major banks in The City of New York selected by the calculation agent on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on that interest determination date.

     - If fewer than three banks provide quotations, then the rate of interest for that interest reset period will be the same as that in effect on that interest determination date.

     "Reuters screen USPRIME 1 page" means the display page designated as page "USPRIME 1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME 1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

REDEMPTION AT OUR OPTION

     The notes will not be subject to any sinking fund. We may redeem a note at our option prior to its stated maturity date only if an initial redemption date is specified for the note, in which case we may redeem the note in whole or from time to time in part on any date on or after the specified initial redemption date at the redemption price referred to below together with interest payable to the redemption date. We will notify the holder of any note to be redeemed not more than 60 (45 in the case of a partial redemption) nor less than 30 days before the redemption date. If we redeem a note, we will do so in increments of $1,000 (or such other authorized denomination as described in the applicable pricing supplement), provided that any remaining principal amount will be an authorized denomination of the note. Unless otherwise specified, the redemption price will initially be a specified percentage of the principal amount to be redeemed and will decline by a specified percentage at each anniversary of the initial redemption date until the redemption price is 100% of the principal amount to be redeemed plus accrued and unpaid interest, if any, to the date of redemption. If we redeem notes in book-entry form, we will send the notice of redemption to the depository. If less than all of the notes in book-entry form of like tenor and terms are being redeemed, the depository's practice is to determine by lot the amount of the interest of each participating member of the depository in the issue to be redeemed.

SURVIVOR'S OPTION

     The "Survivor's Option" is a provision in a note pursuant to which we agree to repay that note, subject to the limitations described below, if requested by the authorized representative of an owner of a beneficial interest in that note following the death of that owner, so long as such beneficial interest was owned by that owner, including the estate of that owner, at least six months prior to the request. The applicable pricing supplement will state whether the Survivor's Option applies to the related notes.

     If the Survivor's Option is applicable to a note, upon the valid exercise of the Survivor's Option and the proper tender of that note for repayment, we will repay that note, in whole or in part, at a price equal to 100% of the principal amount of the deceased owner's beneficial interest in that note plus unpaid interest, if any, accrued to the date of repayment, subject to the limitations described below.

     To be valid, the Survivor's Option must be exercised by or on behalf of the person who has authority to act on behalf of the deceased beneficial owner of the note (including, without limitation, the personal representative or executor of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner) under the laws of the applicable jurisdiction.

     The death of a person holding a beneficial ownership interest in a note as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased owner's spouse, will be deemed the death of the beneficial owner of that note, and the entire principal amount of the note so held will be subject to repayment by us upon request. However, the death of a person holding a beneficial ownership interest in a note as tenant in common with a person other than such deceased owner's spouse will be deemed the death of a beneficial owner of that note only with respect to such deceased owner's interest in that note.

     The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial ownership interest in a note will be deemed the death of the beneficial owner of that note for purposes of the Survivor's Option, regardless of whether that beneficial owner was the person in whose name the note was registered on the books of the broker or other nominee, if entitlement to those interests can be established to our satisfaction and the satisfaction of the trustee. A beneficial ownership interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife. In addition, a beneficial ownership interest will be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interests in that note during his or her lifetime.

     We have the discretionary right to limit the aggregate principal amount of notes as to which exercises of the Survivor's Option will be accepted by us from authorized representatives of all deceased beneficial owners in any calendar year to an amount equal to the greater of $2,000,000 or 2% of the aggregate principal amount of all notes outstanding as of the end of the most recent calendar year. We also have the discretionary right to limit to $250,000 in any calendar year the aggregate principal amount of notes as to which exercises of the Survivor's Option will be accepted by us from the authorized representative of any individual deceased beneficial owner of notes in such calendar year. In addition, we will not permit the exercise of the Survivor's Option except in principal amounts of $1,000 and multiples of $1,000, or such other minimum denomination specified in the applicable pricing supplement.

     An otherwise valid election to exercise the Survivor's Option may not be withdrawn. Each election to exercise the Survivor's Option will be accepted in the order that elections are received by the trustee, except for any note the acceptance of which would contravene any of the limitations described in the preceding paragraph. Notes accepted for repayment through the exercise of the Survivor's Option normally will be repaid on the first interest payment date that occurs 20 or more calendar days after the date of the acceptance. For example, if the acceptance date of a note tendered through a valid exercise of the Survivor's Option is September 1, 2006, and interest on that note is paid monthly, we would normally, at our option, repay that note on the interest payment date occurring on October 15, 2006, because the September 15, 2006 interest payment date would occur less than 20 days from the date of acceptance. Each tendered note that is not accepted in any calendar year due to the application of any of the limitations described in the preceding paragraph will be deemed to be tendered in the following calendar year in the order in which all such notes were originally tendered. If a note tendered through a valid exercise of the Survivor's Option is not accepted due to the application of the limitations described above, the trustee will deliver a notice by first-class mail to the registered holder, at that holder's last known address, that states the reason that note has not been accepted for repayment.

     With respect to notes represented by a global note, DTC or its nominee is the registered holder of those notes and will be the only entity that can exercise the Survivor's Option for those notes. To obtain repayment pursuant to exercise of the Survivor's Option for notes, the deceased owner's authorized representative must provide the following items to the broker or other entity through which the beneficial ownership interest in the notes is held:

     - a written instruction to such broker or other entity to notify DTC of the authorized representative's desire to obtain repayment pursuant to exercise of the Survivor's Option;

     - appropriate evidence satisfactory to us and the trustee (a) that the deceased owner was a beneficial owner of the notes at the time of death and his or her beneficial interest in the notes was owned by the deceased beneficial owner, including his or her estate, at least six months prior to the request for repayment, (b) that the death of the beneficial owner has occurred, (c) as to the date of death of the beneficial owner, and (d) that the representative has authority to act on behalf of the beneficial owner;

     - if the ownership interest in the notes is held by a nominee of the deceased beneficial owner, a certificate satisfactory to us and the trustee from the nominee attesting to the deceased's beneficial ownership interest in the notes;

     - a written request for repayment signed by the authorized representative of the deceased beneficial owner with the signature guaranteed by an eligible guarantor;

     - if applicable, a properly executed assignment or endorsement;

     - tax waivers and any other instruments or documents that we or the trustee reasonably require in order to establish the validity of the beneficial ownership interest in the notes and the claimant's entitlement to payment; and

     - any additional information we or the trustee reasonably require to evidence satisfaction of any conditions to the exercise of the Survivor's Option or to document beneficial ownership interest in, or authority to make the election and to cause the repayment of, the notes.

     The applicable broker or other entity will deliver each of these items to the trustee, together with evidence satisfactory to us and the trustee from that broker or other entity stating that it represents the deceased beneficial owner. Upon the satisfaction of these requirements, DTC or its nominee will have the right to exercise any Survivor's Option for the note.

     We retain the right to limit the aggregate principal amount of notes as to which exercises of the Survivor's Option will be accepted in any one calendar year as described above. All other questions regarding the eligibility or validity of any exercise of the Survivor's Option will be determined by us, in our sole discretion, which determination will be final and binding on all parties.

     The applicable broker or other entity will be responsible for disbursing payments received from the trustee to the authorized representative.

     Forms for the exercise of the Survivor's Option may be obtained from the trustee at 4 New York Plaza, 15th floor, New York, New York 10004.

     If applicable, we will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, and the rules promulgated thereunder, and any other securities laws or regulations in connection with any repayment of notes at the option of the registered holders or beneficial owners thereof.

INFORMATION LIMITED TO UNITED STATES HOLDERS

     The information set forth in this prospectus supplement is directed to prospective purchasers of notes who are United States Holders, as defined below, and we disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase or holding of, or receipt of payments of principal of, and premium, if any, and interest, if any, in respect of notes. Such persons should consult their own counsel with regard to such matters.

OTHER PROVISIONS; ADDENDA

     Any provisions with respect to notes, including its Interest Payment Dates or any other matter relating thereto may be modified by the terms specified under "Other Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof and in the applicable pricing supplement.

                               TAX CONSIDERATIONS

     The following is a summary of certain material United States federal income tax considerations relating to the acquisition, ownership and disposition of the Notes. This summary is based upon existing United States federal income tax law, including legislation, regulations, administrative rulings and court decisions, as in effect on the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect. This summary deals only with Notes held as capital assets by original purchasers of the Notes. It does not address all aspects of United States federal income taxation that may be relevant to all United States Holders in light of their particular circumstances, such as certain financial institutions, insurance companies, tax-exempt organizations, dealers in securities or persons holding Notes as a hedge against currency risk or as part of a straddle or conversion transaction. Certain tax considerations with respect to such Notes will be discussed in the applicable pricing supplement. This summary also does not address any aspects of state, local or non-United States tax law.

     This section deals only with Notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning any Notes that are due to mature more than 30 years from their date of issue will be discussed in the applicable pricing supplement.

     For purposes of this summary, a "United States Holder" is a beneficial owner of a Note that is:

        - an individual that is a citizen or resident of the United States;

        - a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

        - an estate whose income is subject to United States federal income tax regardless of its source;

        - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

        - a person otherwise subject to United States federal income taxation on a net income basis in respect of the Note.

     If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of any Notes, the treatment of a partner in that partnership will generally depend upon the status of such partner and the activities of such partnership.

     EACH PROSPECTIVE INVESTOR IN THE NOTES IS STRONGLY URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES, INCLUDING THE PARTICULAR FACTS AND CIRCUMSTANCES THAT MAY BE UNIQUE TO SUCH PROSPECTIVE INVESTOR, AND AS TO ANY ESTATE, GIFT, STATE, LOCAL OR NON-UNITED STATES TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES.

PAYMENTS OF INTEREST

     Unless otherwise specified in a pricing supplement, interest on a Note will be taxable to a United States Holder as ordinary income at the time it is received or accrued, depending upon the holder's method of accounting for United States federal income tax purposes.

SALE, EXCHANGE, REDEMPTION OR RETIREMENT OF THE NOTES

     A United States Holder will generally recognize gain or loss on the sale, exchange, redemption or retirement of a Note equal to the difference between the amount realized on the sale, exchange, redemption or retirement, excluding any amount attributable to accrued but unpaid interest which will be taxed as ordinary income, and such holder's adjusted tax basis, which will have been reduced by any payments other than qualified stated interest, in the Note. Gain or loss recognized on the sale, exchange, redemption or retirement of a Note will generally be capital gain or loss. In the case of an individual United States Holder, any such capital gain will generally be subject to United States federal income tax at a maximum rate of 15% if the individual United States Holder's holding period in such Note is more than 12 months. Certain low-income taxpayers may be eligible for a reduction in the capital gains rate.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply to certain payments within the United States of principal, interest and premium on the Notes, and to payments of the proceeds of certain sales of Notes made to United States Holders other than certain exempt recipients, such as corporations. A "backup withholding" tax may apply to such payments if the holder fails or has failed to provide an accurate taxpayer identification number or otherwise establish an exemption or fails to report in full dividend and interest income. Payment of the proceeds of the sale of a Note to or through the United States office of a United States or foreign broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the Note provides a certain certification as to its non-U.S. status or otherwise establishes an exemption.

     Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a Note effected outside the United States by a foreign office of a "broker," as defined in applicable Treasury Regulations, provided that such broker is not a "U.S. payor" or "U.S. middleman." For these purposes, a "U.S. payor" or "U.S. middleman" is:

        (1) a U.S. person (within the meaning of applicable Treasury
            Regulations);

        (2) a "Non-U.S. person" (within the meaning of applicable Treasury Regulations) that derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the United States;

        (3) a foreign partnership (a) with one or more of its partners U.S. persons (within the meaning of applicable Treasury Regulations) who hold more than 50 percent of the income or capital interest in the partnership, or (b) engaged in a U.S. trade or business;

        (4) a "controlled foreign corporation" as to the United States;

        (5) a foreign branch of a U.S. person; or

        (6) a U.S. branch of a foreign branch or a foreign insurance company.

     Information reporting and backup withholding generally will apply to payments of proceeds from the sale of a Note effected outside the United States by a foreign broker that is not described in the preceding paragraph unless the payor has documentary evidence, generally on IRS Form W-8BEN, in its records that the beneficial owner is not a U.S. person (within the meaning of applicable Treasury Regulations) and certain conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of the sale of a Note to or through the United States office of a United States or foreign broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the Note provides a certain certification as to its non-U.S. status or otherwise establishes an exemption.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against such holder's U.S. federal income tax liability, if any, provided the required information is furnished to the Internal Revenue Service.

                              ERISA CONSIDERATIONS

     The following is a summary of certain considerations under Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), relating to the acquisition, ownership and disposition of the Notes. This summary is based upon existing law, including legislation, regulations, administrative rulings and court decisions, as in effect on the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect. This summary does not address all aspects of United States federal or state employee benefits laws that may be relevant to all prospective investors in the Notes in light of their particular circumstances.

     EACH PROSPECTIVE INVESTOR IN THE NOTES IS STRONGLY URGED TO CONSULT HIS OR HER OWN LEGAL ADVISOR AS TO THE UNITED STATES FEDERAL EMPLOYEE BENEFIT PLAN CONSEQUENCES AND ANY OTHER CONSEQUENCES OF AN INVESTMENT IN THE NOTES.

     A fiduciary of an employee benefit plan subject to ERISA should consider fiduciary standards under ERISA in the context of the particular circumstances of such plan before authorizing an investment in the notes. Such fiduciary should consider whether the investment satisfies ERISA's diversification and prudence requirements and whether the investment is in accordance with the documents and instruments governing the plan. In addition, ERISA prohibits a wide range of transactions ("Prohibited Transactions") involving the assets of a plan subject to ERISA or the assets of an individual retirement account or plan subject to Section 4975 of the Code or any entity in which such plan invests whose assets are deemed "plan assets" (hereinafter an "ERISA Plan") and persons who have certain specified relationships to the ERISA Plan ("parties in interest," within the meaning of ERISA, and "disqualified persons," within the meaning of the Code). Such transactions may require "correction" and may cause the ERISA Plan fiduciary to incur certain liabilities and the parties in interest or disqualified persons to be subject to excise taxes.

     Governmental plans and certain church plans (each as defined under ERISA) are not subject to the Prohibited Transaction rules. Such plans may, however, be subject to federal, state or local laws or regulations which may affect their investment in the Notes. Any fiduciary of such a governmental or church plan considering an investment in the Notes should determine the need for, and the availability, if necessary, of any exemptive relief under such laws or regulations.

PROHIBITED TRANSACTIONS

     The Issuer or the Guarantor may be a party in interest or disqualified person with respect to an ERISA Plan investing in the Notes. Therefore, such investment by an ERISA Plan may give rise to a Prohibited Transaction in the form of a sale of property by us to the investing ERISA Plan or an extension of credit by the investing ERISA Plan to us. Consequently, before investing in the Notes, any person who is, or who is acquiring such securities for, or on behalf of, an ERISA Plan should determine either (x) neither the Issuer nor the Guarantor is a party in interest or disqualified person with respect to the ERISA Plan or (y) that a statutory or an administrative exemption from the Prohibited Transaction rules discussed below or otherwise available is applicable to such investment in the Notes or that such investment in, or acquisition of, such securities will not result in a Prohibited Transaction.

     The statutory or administrative exemptions from the Prohibited Transaction rules under ERISA and the Code which may be available to an ERISA Plan that is investing in the Notes include:

     - Prohibited Transaction Class Exemption ("PTCE") 90-1, regarding investments by insurance company pooled separate accounts;

     - PTCE 91-38, regarding investments by bank collective investment funds;

     - PTCE 84-14, regarding transactions effected by qualified professional asset managers;

     - PTCE 96-23, regarding transactions effected by in-house managers; and

     - PTCE 95-60, regarding investments by insurance company general accounts (the above are collectively referred to as the "ERISA Investor Exemptions").

     The Notes may not be acquired by any Person who is, or who in acquiring such Notes is using the assets of, an ERISA Plan unless one of the ERISA Investor Exemptions or another applicable exemption is available to the ERISA Plan. The acquisition of the Notes by any person or entity who is, or who in acquiring such Notes is using the assets of, an ERISA Plan shall be deemed to constitute a representation by such person or entity to the Issuer and the Guarantor (x) that neither the Issuer nor the Guarantor is a party in interest or disqualified person with respect to the ERISA Plan or (y) that such person or entity is eligible for exemptive relief available pursuant to either the ERISA Investor Exemptions or another applicable exemption with respect to the acquisition and holding of such Notes.

                              PLAN OF DISTRIBUTION

     Under the terms of a selling agent agreement dated April 29, 2005, the notes are being offered on a continuous basis by us to the purchasing agent for subsequent resale to the agents and other dealers who are broker-dealers and securities firms. The agents, including the purchasing agent, are parties to the selling agent agreement. Dealers who are members of the selling group have executed a master selected dealer agreement with the purchasing agent. We also may appoint additional agents to sell the notes. Any sale of the notes through those additional agents, however, will be on the same terms and conditions to which the original agents have agreed. The purchasing agent will purchase notes from us at a discount ranging from 0.2% to 3.15% of the aggregate principal amount of each note sold. However, we also may sell the notes to the purchasing agent at a discount that does not fall within the range specified above. The discount at which we sell the notes to the purchasing agent will be set forth in the applicable pricing supplement. The purchasing agent also may sell notes to dealers at a concession not in excess of the discount it receives from us. In certain cases, if specified in the applicable pricing supplement, the purchasing agent and the other agents and dealers may agree that the purchasing agent will retain the entire discount.

     Following the solicitation of orders, each of the agents, severally and not jointly, may purchase notes as principal for its own account from the purchasing agent. Unless otherwise set forth in the applicable pricing supplement, these notes will be purchased by the agents and resold by them to one or more investors at a fixed initial public offering price. After the initial public offering of notes, the public offering price (in the case of notes to be resold at a fixed initial public offering price), discount and concession may be changed.

     We have the sole right to accept offers to purchase notes and may reject any proposed offer to purchase notes in whole or in part. Each agent also has the right, in its discretion reasonably exercised, to reject any proposed offer to purchase notes in whole or in part. We reserve the right to withdraw, cancel or modify any offer without notice. We also may change the terms, including the interest rate we will pay on the notes, at any time prior to our acceptance of an offer to purchase.

     Each agent, including the purchasing agent, may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to any payments they may be required to make in respect of such liabilities. We also have agreed to reimburse the agents for certain expenses.

     No note will have an established trading market when issued. We do not intend to apply for the listing of the notes on any securities exchange unless otherwise specified in the applicable pricing supplement. However, we have been advised by the agents that they may purchase and sell notes in the secondary market as permitted by applicable laws and regulations. The agents are not obligated to make a market in the notes and may discontinue making a market in the notes at any time without notice. Neither we nor the agents can provide any assurance regarding the development, liquidity or maintenance of any trading market for any notes. All secondary trading in the notes will settle in same-day funds.

     In connection with certain offerings of notes, the rules of the Securities and Exchange Commission permit the purchasing agent to engage in transactions that may stabilize the price of the notes. Any such activities, if conducted, will be conducted by the purchasing agent on behalf of the agents. These transactions may consist of short sales, stabilizing transactions and purchases to cover positions created by short sales. A short sale is the sale by the purchasing agent of a greater principal amount of notes than the principal amount the purchasing agent has agreed to purchase in connection with a specific offering of notes. Stabilizing transactions consist of certain bids or purchases made by the purchasing agent to prevent or retard a decline in the price of the notes while an offering of notes is in process. In general, these purchases or bids for the notes for the purpose of stabilization or to reduce a syndicate short position could cause the price of the notes to be higher than it might otherwise be in the absence of those purchases or bids. Neither we nor the purchasing agent makes any representation or prediction as to the direction or magnitude of any effect that these transactions may have on the price of any notes. In addition, neither we nor the purchasing agent makes any representation that these transactions will be commenced or, if commenced, will not be discontinued without notice. The purchasing agent is not required to engage in these activities and may end any of these activities at any time.

     The purchasing agent, certain of the agents and their affiliates engage in transactions with and perform services for the Issuer and the Guarantor or our affiliates in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with the Issuer or the Guarantor or any of our respective affiliates. The commercial banking affiliates of the purchasing agent or certain of the agents may have credit facilities in place with the Issuer, the Guarantor or our respective affiliates and may receive all or a portion of the proceeds from the sale of certain of the notes to repay all or a portion of these credit facilities. If required, the offering of the notes will be conducted in accordance with Rule 2710(h)(2) of the Conduct Rules of the National Association of Securities Dealers, Inc. if any of the purchasing agent, the agents or their respective affiliates receive proceeds from the sale of the notes to repay such credit facilities.

     From time to time, the Issuer may issue and sell other debt securities described in the accompanying prospectus, and the amount of notes offered hereby is subject to reduction as a result of such sales.

     If required, the distribution of the notes will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

PROSPECTUS

                             [DAIMLERCHRYSLER LOGO]
               DAIMLERCHRYSLER NORTH AMERICA HOLDING CORPORATION

                 BY THIS PROSPECTUS, WE MAY OFFER AN AGGREGATE
                   OF UP TO APPROXIMATELY $25,000,000,000 OF:

                                DEBT SECURITIES

                         UNCONDITIONALLY GUARANTEED BY

                               DAIMLERCHRYSLER AG

     Through this prospectus, DaimlerChrysler North America Holding Corporation may periodically offer debt securities. DaimlerChrysler North America Holding Corporation is sometimes referred to as the Issuer. DaimlerChrysler AG, sometimes referred to as the Guarantor, will guarantee all payments of principal of and any premium and interest on the debt securities.

     We may sell the debt securities directly, through agents designated from time to time, or through underwriters.

     We will provide specific terms of the debt securities in supplements to this prospectus. For information on the general terms of these securities, see "Description of Debt Securities and Guarantees." You should read this prospectus and any prospectus supplements hereto carefully before you invest. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference in them is accurate as of any date other than the date on the front of each of these documents.

                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS APRIL 29, 2005.

                      WHERE YOU CAN FIND MORE INFORMATION

     DaimlerChrysler AG is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Exchange Act files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed with the Commission by DaimlerChrysler AG can be read and copied at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information relating to the public reference room. These materials are also available over the Internet at the Commission's web site at http://www.sec.gov, and can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. DaimlerChrysler AG is exempt from the rules under the Exchange Act prescribing the furnishing of proxy statements. Its officers, directors and principal stockholders are exempt from the reporting and "short-swing" profit recovery provisions contained in Section 16 of the Exchange Act.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents have been submitted by DaimlerChrysler AG to the Commission and are incorporated by reference into this prospectus:

     - DaimlerChrysler AG's Annual Report on Form 20-F for the fiscal year ended December 31, 2004, filed with the Commission on February 28, 2005; and

     - DaimlerChrysler AG's Current Reports on Form 6-K that were filed with the Commission and specifically incorporated by reference in the registration statement of which this prospectus forms a part on February 8, 2005, February 10, 2005, April 1, 2005 and April 28, 2005.

     We are also incorporating by reference into this prospectus all documents DaimlerChrysler AG filed or will file with the Commission as prescribed by Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act since the date of this prospectus and prior to the termination of the sale of the debt securities offered by this prospectus. We may also incorporate in this prospectus any Form 6-K submitted after the date of this prospectus by identifying in that Form that it is being incorporated by reference into this prospectus (other than information in such documents that is deemed not to be filed). This means that important information about DaimlerChrysler AG appears or will appear in these documents and will be regarded as appearing in this prospectus also. To the extent that information appearing in a document filed later is inconsistent with prior information, the later statement will control.

     We have filed a "shelf" registration statement on Form F-3 with the Commission covering the debt securities and the Guarantees described in this prospectus. For further information with respect to us and those debt securities and Guarantees, you should refer to our registration statement and its exhibits. In this prospectus, we have summarized certain key provisions of contracts and other documents. We have filed or incorporated by reference copies of these documents as exhibits to our registration statement. Because a summary may not contain all the information that is important to you, you should review the full text of the documents so included with our registration statement.

     You should only rely on the information contained or incorporated by reference in this prospectus, any prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with any other information. You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

     ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS MAY OBTAIN WITHOUT CHARGE, UPON REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE, EXCEPT FOR THE EXHIBITS TO THOSE DOCUMENTS, UNLESS ANY EXHIBIT IS SPECIFICALLY INCORPORATED BY REFERENCE. REQUESTS SHOULD BE DIRECTED TO DAIMLERCHRYSLER NORTH AMERICA HOLDING CORPORATION, ATTN: ASSISTANT SECRETARY, CIMS 485-14-78, 1000 CHRYSLER DRIVE, AUBURN HILLS, MICHIGAN 48326, USA, TELEPHONE NUMBER (248) 512-3990, FACSIMILE NUMBER (248) 512-1771.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and any accompanying prospectus supplement may contain or incorporate by reference certain forward-looking statements that reflect our current views about future events. We use the words "anticipate," "assume," "believe," "estimate," "expect," "intend," "may," "plan," "project," "should," and similar expressions to identify forward-looking statements. These statements are subject to many risks and uncertainties, including:

     - changes in general political, economic and business conditions, especially an economic downturn or slow economic growth in Europe or North America;

     - changes in currency exchange rates and interest rates;

     - introduction of competing products and possible lack of acceptance of our new products or services;

     - increased competitive pressures which may limit our ability to reduce sales incentives and raise prices;

     - price increases, shortages or supply interruptions of fuel or production materials, such as steel, or labor strikes;

     - changes in laws, regulations and government policies, particularly those relating to vehicle emissions, fuel economy and safety, and the outcome of current pending and possible future legal proceedings;

     - decline in resale prices of used vehicles; and

     - other risks and uncertainties, some of which we describe in this prospectus or any prospectus supplement.

If any of these risks and uncertainties occur, or if the assumptions underlying any of our forward-looking statements prove incorrect, then our actual results may be materially different from those we express or imply by such statements. We do not intend or assume any obligation to update these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made.

                            CURRENCY OF PRESENTATION

     Unless otherwise indicated, all amounts herein are expressed in Euro ("Euro" or "E") or United States dollars ("dollars" or "$").

                          THE GUARANTOR AND THE ISSUER

DAIMLERCHRYSLER AG

     DaimlerChrysler AG is a stock corporation organized under the laws of the Federal Republic of Germany and was incorporated on May 6, 1998. DaimlerChrysler AG's registered office is located at Epplestrasse 225, D-70567 Stuttgart, Germany, telephone ++49-711-17-0.

     DaimlerChrysler AG is the ultimate parent company of the DaimlerChrysler Group. The DaimlerChrysler Group develops, manufactures, distributes and sells a wide range of automotive products, mainly passenger cars, light trucks and commercial vehicles. It also provides a variety of financial and other services relating to its automotive business. The DaimlerChrysler Group provides a wide range of transportation products and financial and other services. It is one of the largest automobile manufacturer in the world in terms of revenues (2004:
E 142.1 billion). The Group operates in five business segments:

     MERCEDES CAR GROUP. The Mercedes Car Group includes the brands Mercedes-Benz, Maybach, smart, Mercedes-Benz AMG and Mercedes-Benz McLaren. The Mercedes Car Group segment contributed approximately 33% of the Group's revenues in 2004.

     CHRYSLER GROUP. This segment consists of DaimlerChrysler Motors Company LLC and its subsidiaries DaimlerChrysler Corporation, DaimlerChrysler Canada Inc. and DaimlerChrysler de Mexico S.A. de C.V. as well as other international automotive affiliates. These companies manufacture, assemble and sell cars and light trucks under the brand names Chrysler, Jeep(R) and Dodge. In 2004, approximately 35% of the Group's revenues were contributed by this segment.

     COMMERCIAL VEHICLES. DaimlerChrysler manufactures and sells commercial vehicles under the brand names Mercedes-Benz, Freightliner, Sterling, Setra, Mitsubishi, Fuso, Western Star, American LaFrance and Orion. With worldwide facilities, the Group has one of the world's most developed networks for the production and assembly of commercial vehicles and core components. It also has a worldwide distribution and service network. Commercial Vehicles contributed approximately 23% of the Group's revenues in 2004.

     SERVICES. DaimlerChrysler Services provides financial services supporting the sale of Group products. In Germany, DaimlerChrysler Bank, a 100% subsidiary of DaimlerChrysler Services, significantly expanded its range of services and offers in addition to its core business leasing and financing also bank products (e.g., money-market accounts, savings plans). Services is also engaged in the Toll Collect Consortium (45% interest) which operates a satellite-based toll system for trucks over twelve metric tons in Germany. Services is also engaged in insurance brokerage and trading. Services contributed approximately 8% of the Group's revenues in 2004.

     OTHER ACTIVITIES. This segment comprises the Group's holdings in EADS, its off-highway business, as well as corporate research, real estate activities and the holding and financing companies. With its decision not to participate in Mitsubishi Motors' (MMC) capital increase, DaimlerChrysler has given up its significant influence. Since June 2004, its stake in MMC is therefore included in the consolidated financial statements as an investment measured at fair value. Other activities contributed approximately 1% of the Group's revenues in 2004.

     The DaimlerChrysler Group is active primarily in Europe and in the NAFTA region. It is also a leading commercial vehicle manufacturer in South America. In 2004, approximately 45% of the Group's revenues was derived from sales in the United States, 16% from sales in Germany and 18% from sales in other countries of the European Union.

DAIMLERCHRYSLER NORTH AMERICA HOLDING CORPORATION

     The Issuer, incorporated under the laws of the State of Delaware in 1964 and established as a holding company in January 1982, is a wholly-owned subsidiary of DaimlerChrysler AG.

     The Issuer was established to achieve financial benefits through the consolidation of certain DaimlerChrysler AG activities in North America. The Issuer acts as a financial clearing entity for many of DaimlerChrysler AG's North American subsidiaries by providing appropriate capital funding through outside finance sources as well as through self-generated resources within the DaimlerChrysler AG group of companies.

     DaimlerChrysler North America Holding Corporation's principal administrative offices are located at 1000 Chrysler Drive, Auburn Hills, Michigan 48326, and its telephone number is (248) 512-6130.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     The following sets forth the ratios of earnings to fixed charges for DaimlerChrysler AG and its consolidated subsidiaries for each of the years in the five-year period ended December 31, 2004, using financial information prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP").

                                                                              YEAR ENDED DECEMBER 31,
                                                     THREE MONTHS       ------------------------------------
                                                 ENDED MARCH 31, 2005   2004    2003    2002    2001    2000
                                                 --------------------   ----    ----    ----    ----    ----
Ratio of earnings to fixed charges(1)..........        1.23             2.44    1.36    2.51     --(2)  1.74

---------------------
(1) For the purpose of calculating the consolidated ratios of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes, minority interests, extraordinary items and cumulative effects of changes in accounting principles plus fixed charges, amortization of previously capitalized interest and dividends received from equity investees (excluding capitalized interest and (income)/loss from equity investees). Fixed charges principally consist of interest expense (including capitalized interest) plus one-third of rental expense under operating leases (the portion that has been deemed by management to be representative of the interest factor).

(2) For the year ended December 31, 2001, earnings were insufficient to cover fixed charges by approximately Euro 1,754 million.

                   CONSIDERATIONS RELATING TO DEBT SECURITIES
                  DENOMINATED OR PAYABLE IN FOREIGN CURRENCIES

     Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include, without limitation, the possibility of significant fluctuations in the foreign currency markets. These risks will vary depending upon the currency or currencies involved and will be more fully described in the prospectus supplement relating to such securities.

                                USE OF PROCEEDS

     Unless otherwise set forth in the applicable prospectus supplement, the net proceeds from the sale of the debt securities will be used for general corporate purposes, including, without limitation, loans by the Issuer to certain of its affiliates and repayment of indebtedness.

                 DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

     The following description sets forth the material terms and provisions of the debt securities and guarantees to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to the debt securities offered will be described in the prospectus supplement relating to those debt securities.

     The debt securities and the guarantees will be issued under an Indenture, dated as of September 17, 1996, as supplemented (the "Indenture"), among the Issuer, DaimlerChrysler Canada Finance Inc., a Quebec corporation, DaimlerChrysler International Finance B.V., a company established in Utrecht, The Netherlands, the Guarantor and JPMorgan Chase Bank, N.A., as trustee. The following statements are subject to the detailed provisions of the Indenture. The Indenture and its supplements are filed as exhibits to the registration statement and are also available for inspection at the office of the trustee. Section references are to the Indenture. The following summaries of the material terms of the Indenture, debt securities and guarantees are not complete, and are qualified in their entirety by reference to all the provisions of the Indenture.

TERMS OF THE DEBT SECURITIES

     The debt securities offered by this prospectus will be limited to $25,000,000,000 aggregate principal amount, based on the aggregate initial public offering price of the debt securities and computed at the exchange rate in effect on the issue date of each series, although the Indenture does not limit the aggregate principal amount of debt securities that we can issue and provides that the debt securities may be issued from time to time in one or more series.

     The debt securities will be direct, unsecured and unsubordinated obligations of the Issuer and will rank equally with the Issuer's other unsecured and unsubordinated indebtedness. Except as described under "Certain Covenants," the Indenture does not limit other indebtedness or securities which may be incurred or issued by the Issuer, the Guarantor or any of their respective subsidiaries or contain financial or similar restrictions on the Issuer, the Guarantor or any of their respective subsidiaries.

     The terms of any authorized series of debt securities will be described in a prospectus supplement. These terms will include some or all of the following:

     - the title of the debt securities;

     - any limit on the aggregate principal amount of the series of debt securities;

     - any stock exchange on which we will list the series of debt securities;

     - the manner in which we will pay interest on the series of debt securities;

     - the date or dates on which we will pay the principal of the series of debt securities;

     - the rate or rates, which may be fixed or variable, per year at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

     - the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

     - any mandatory or optional sinking funds or analogous provisions or provisions for redemption at the option of the holder;

     - the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions that are not described in this prospectus, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

     - the denominations in which the series of debt securities will be issuable if other than denominations of $1,000 and any integral multiple of $1,000;

     - the currency of payment of principal, premium, if any, and interest on the series of debt securities if other than the currency of the United States of America and the manner of determining the equivalent amount in the currency of the United States of America;

     - any index used to determine the amount of payment of principal of, premium, if any, and interest on the series of debt securities;

     - if other than the principal amount, the portion of the principal amount of the series of debt securities that shall be payable upon acceleration of maturity following an event of default;

     - the applicability of the provisions described later beginning on page 14 under "-- Discharge, Defeasance and Covenant Defeasance";

     - if the series of debt securities will be issuable in whole or in part in the form of a global security as described beginning on page 9 under "-- Book-Entry Debt Securities", and the depository or its nominee with respect to the series of debt securities, and any special circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee;

     - if the series of debt securities is redeemable at our option, whether the adjusted treasury yield, which is defined later in this prospectus, is different from the adjusted treasury yield determined under the Indenture;

     - any addition to or change in the events of default that applies to the series of debt securities and any change in the rights of the trustee or holders to declare the principal amount due and payable following an event of default;

     - any addition to or change in the covenants contained in the Indenture;
       and

     - any other special features of the series of debt securities.

     All debt securities of any one series need not be issued at the same time, and need not bear interest at the same rate or mature on the same date.

     If the purchase price of any of the debt securities is denominated in a foreign currency or currencies or foreign currency unit or units or if the principal of and premium, if any, on or interest, if any, on any series of debt securities is payable in foreign currency or currencies or foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and the applicable foreign currency or currencies or foreign currency unit or units will be set forth in the prospectus supplement relating thereto. If any index is used to determine the amount of payments of principal of and premium, if any, or interest on any series of debt securities, special United States federal income tax, accounting and other considerations applicable to that series of debt securities will be described in the applicable prospectus supplement.

     Debt securities may be issued at a discount from their stated principal amount ("Discount Securities"), provided that upon redemption, except at Maturity (as defined herein), or acceleration of the Maturity, if any, thereof an amount less than the principal thereof shall become due and payable. United States federal income tax consequences, German tax consequences, and other special considerations applicable to any Discount Securities will be described in the prospectus supplement relating thereto.

     Unless otherwise indicated in the applicable prospectus supplement, the debt securities of any series will be issued only in fully registered form in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000 (Sections 301 and 302). Debt securities may be issuable in the form of one or more Global Securities, as described below under "-- Book-Entry Debt Securities." The debt securities, other than those issued in the form of a Global Security, are exchangeable or transferable without charge therefor, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith and require the Holders to furnish appropriate endorsements and transfer documents (Section
305).

     Unless otherwise described in an accompanying prospectus supplement, there are no covenants or provisions contained in the Indenture which afford the Holders of the debt securities protection in the event of a highly leveraged transaction involving the Issuer or the Guarantor.

GUARANTEES

     The Guarantor will irrevocably and unconditionally guarantee (each, a "Guarantee") the due and punctual payment of principal and premium, if any, and interest, if any, or other additional amounts, as provided in the Indenture, if any, and mandatory sinking fund payments, if any, in respect of the debt securities when and as the same shall become due and payable and in the currency or currency unit in which the same are payable whether at the stated maturity (as defined herein), if any, by declaration of acceleration, call for redemption, request for redemption, repayment at the option of the holder or otherwise. Under the terms of the Guarantee, the Guarantor will be liable for the full amount of each payment under the debt securities. The Guarantees will remain in effect until the entire principal of and premium, if any, and interest, if any, on the debt securities shall have been paid in full. The Guarantees will constitute direct, unconditional, unsubordinated and unsecured obligations of the Guarantor and will rank equally with all other unsecured and unsubordinated obligations of the Guarantor.

BOOK-ENTRY DEBT SECURITIES

     Debt securities may be issued under a book-entry system in the form of one or more global securities. The global securities will be registered in the name of a depositary or its nominee and deposited with that depositary or its custodian. Unless stated otherwise in the prospectus supplement, The Depository Trust Company, New York, New York, or DTC, will be the depositary if a depositary is used.

     DTC has advised us as follows:

     - DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act;

     - DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates;

     - DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC; and

     - access to DTC's book-entry system is also available to others, such as banks, brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

     Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the debt securities upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Since the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

     So long as the depositary or its nominee is the registered owner of a global security, we and the trustee will treat the depositary as the sole owner or holder of the debt securities for purposes of the applicable indenture. Therefore, except as set forth below, you will not be entitled to have debt securities registered in your name or to receive physical delivery of certificates representing the debt securities. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

     We will make all payments of principal, interest and additional amounts, if any, on the debt securities to the depositary. It is expected that the depositary will then credit participants' accounts proportionately with these payments on the payment date and that the participants will in turn credit their customers' accounts in accordance with their customary practices. Neither we nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the depositary and its participants.

     A global security may not be transferred except as a whole by the depositary to a nominee or successor of the Depositary or by a nominee of the depositary to the depositary, another nominee or a successor depositary. A global security representing all but not part of the debt securities being offered hereby is exchangeable for debt securities in definitive form of like tenor and terms only if (a) the depositary notifies us that it is unwilling or unable to continue as depositary or if at any time the depositary is no longer eligible to be or in good standing as a clearing agency registered under the Exchange Act and any other applicable statute or regulation, and, in either case, a successor depositary is not appointed by us within 90 days, or (b) we decide not to have all of the debt securities of a series represented by a global security and notify the paying agent thereof. A global security exchangeable pursuant to the preceding sentence shall be exchangeable for debt securities registered in such names and in such authorized denominations as the depositary for such global security shall direct (Section 305).

     Neither the depositary nor its nominee will consent or vote with respect to the global securities representing the book-entry debt securities unless authorized by a participant in accordance with the depositary's procedures. Under its usual procedures, the depositary mails an omnibus proxy to a company as soon as possible after the applicable record date. The omnibus proxy assigns the depositary's nominee consenting or voting rights to those participants to whose accounts the debt securities are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

     The information in this section concerning the depositary and the depositary's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

CERTAIN COVENANTS

     Restrictions on Liens. The Indenture provides that the Guarantor shall not, so long as any of the debt securities are outstanding, but only up to the time all amounts of principal and premium, if any, and interest, if any, have been placed at the disposal of the paying agent, provide any security upon any or all of its assets for other notes or bonds, including any guarantee or indemnity assumed therefor, without at the same time having the holders share equally and ratably in such security, provided that security upon its assets is neither mandatory pursuant to applicable laws nor required as a prerequisite for governmental approvals.

CERTAIN DEFINITIONS

     "Maturity," when used with respect to any debt security, means the date, if any, on which the principal, or, if the context so requires, lesser amount in the case of Discount Securities, of, or premium, if any, on that debt security becomes due and payable as provided therein or in the Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption, request for redemption, repayment at the option of the holder, pursuant to any sinking fund provisions or otherwise.

     "Stated Maturity," when used with respect to any debt security or any installment of principal or premium, if any, and interest, if any, means the date, if any, specified in such debt security as the fixed date on which the principal of such debt security or premium, if any, or such installment of principal or premium, if any, and interest, if any, is due and payable.

RESTRICTIONS ON CONSOLIDATIONS, MERGERS AND SALES OF ASSETS

     The Indenture provides that the Issuer or the Guarantor may merge with or into any corporation, including associations, companies, joint stock companies and business trusts, or sell, transfer, lease or convey all or substantially all of its assets substantially as an entirety to any corporation, provided that (a) the corporation formed by such merger or consolidation or the corporation which acquired such assets expressly assumes all of the obligations of the Issuer or the Guarantor, as applicable, and such corporation confirms that it will pay such additional amounts as may be necessary in order that every net payment of the principal of and interest on such assumed debt securities, after deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed upon, or as a result of, such payment arising solely as a result of such assumption by the country or countries other than the United States in which any such corporation is organized and principally conducts its business or any district, municipality or other political subdivision or taxing authority therein or thereof, will not be less than the amount provided for in the assumed debt securities to be then due and payable, and (b) immediately after giving effect to such transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, will have occurred and be continuing.

PAYMENT OF ADDITIONAL AMOUNTS

     The Guarantor will pay to the holders of debt securities such additional amounts as may be necessary in order that every net payment of the principal of (and premium, if any, on) and interest, if any, on any debt security made by the Guarantor after deduction or other withholding for or on account of any present or future tax, assessment, duty or other governmental charge of any nature whatsoever imposed, levied or collected by or on behalf of the jurisdiction in which the Guarantor is organized or any political subdivision or taxing authority thereof or therein having power to tax will not be less than the amount provided for in the debt security to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts will not apply on account of any tax, assessment, duty or other governmental charge which is payable

     - otherwise than by deduction or withholding from payments of principal of (or premium, if any, on) or interest, if any, on the debt security, or

     - by reason of the holder having, or having had, some personal or business connection with the jurisdiction in which the Guarantor is organized and not merely by reason of the fact that payments are, or for the purposes of taxation are deemed to be, from sources in, or secured in, that jurisdiction, or

     - by reason of a change in law or official practice of any relevant taxing authority that becomes effective more than fifteen days after the Relevant Date (as defined below) for payment of principal (or premium, if any), or interest, if any, in respect of the debt security, or

     - by the paying agent from a payment if the payment could have been made by another paying agent without deduction or withholding, or

     - by reason of any estate, excise, inheritance, gift, sales, transfer, wealth or personal property tax or any similar assessment or governmental charge, or

     - as a result of the failure of the holder to comply with certification, identification, or other similar information reporting requirements or make a declaration of non-residence or other similar claim for exemption to the relevant tax authority, or

     - where the withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union directive on the taxation of savings, or any law implementing or complying with, or introduced in order to conform to, such a directive, or

     - owing to any combination of the above.

     No additional amounts will be paid as provided above with respect to any payment of principal of (or premium, if any, on) or interest, if any, on a debt security to any holder who is a fiduciary or partnership or other than the sole beneficial owner of any such payment to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the debt security.

     "Relevant Date" means the date on which the payment of principal of (or premium, if any, on) or interest, if any, on the debt security first becomes due and payable but, if the full amount of the monies payable on such date has not been received by the relevant paying agent or as it shall have directed on or prior to such date, the "Relevant Date" means the date on which such monies shall have been so received.

     In certain cases, the Issuer may also be obligated to pay additional amounts on terms similar to those set forth above with respect to the Guarantor. The prospectus supplement relating to the debt securities may describe additional circumstances in which additional amounts would not be required to be paid.

OPTIONAL TAX REDEMPTION

     The debt securities may be redeemed, subject to the procedures set forth in the Indenture and in the particular debt securities, as a whole but not in part, at the option of the Issuer, upon not more than 60 days, nor less than 30 days, prior notice to the holders of the relevant debt securities, at a redemption price equal to 100% of the principal amount thereof (and premium, if any), together with accrued interest, if any, thereon to the Redemption Date (as defined in the Indenture), if, as a result of any change in, or amendment to, the laws or regulations prevailing in the jurisdiction in which the Issuer, if applicable, or the Guarantor is organized, as the case may be, which change or amendment becomes effective on or after the date of the relevant prospectus or pricing supplement or as a result of any change in or amendment to an official application or interpretation of those laws or regulations after that date, on the next succeeding interest payment date:

     - the Issuer, if applicable, will be obligated to (a) pay any additional amounts as provided by Section 1008 of the Indenture as modified by the terms of the relevant debt securities or (b) account to any taxing authority in the United States for any amount, other than any tax withheld or deducted from interest payable on those debt securities, in respect of any payment made or to be made on those debt securities,

     - the Guarantor would be unable, for reasons outside its control, to procure payment by the Issuer without additional amounts being payable or being required to account as stated above and in making the payment itself would be required to pay additional amounts as provided in Section 1008 of the Indenture or to account as stated above, or

     - the Guarantor would be required to deduct or withhold amounts for or on account of any taxes of whatever nature imposed or levied by or on behalf of the jurisdiction of the Issuer or the Guarantor in making any payment of any sum to the Issuer required to enable the Issuer to make a payment in respect of those debt securities or to account to any taxing authority in the jurisdiction in which the Issuer is organized for any amount calculated by reference to the amount of any such sum to be paid to the Issuer.

     However, debt securities may not be so redeemed if the obligation of the Issuer, if applicable, or the Guarantor to pay additional amounts or to account as stated above arises because of the official application or interpretation of the laws or regulations affecting taxation of the jurisdiction in which the Issuer, if applicable, or the Guarantor is organized, or any political subdivision thereof or therein, as a result of any event referred to in (A) or
(B) below, which law or regulation is in effect on the date of (A) the assumption by any wholly owned subsidiary of the Guarantor of the Issuer's obligations under the debt securities and under the Indenture or (B) the consolidation, amalgamation or merger of the Issuer or the Guarantor with or into, or the conveyance, transfer or lease by the Issuer or the Guarantor of its properties and assets substantially as an entirety to any person. If the Issuer or the Guarantor provides an opinion of counsel in the appropriate jurisdiction, dated as of the date of the relevant event referred to in clause (A) or (B) above, that no obligation to pay any additional amount or to account as stated above arises, then that opinion of counsel shall be final and binding, solely for purposes of this paragraph, on the Issuer, the Guarantor, the trustee and the holders of the debt securities as to the law of the relevant jurisdiction at the date of such opinion of counsel. In addition, no redemption pursuant to the preceding paragraph may be made unless the Issuer shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States or the Federal Republic of Germany results in a substantial probability that an event described in the preceding paragraph will occur and the Issuer shall have delivered to the trustee a certificate, signed by a duly authorized officer, stating that based upon such opinion the Issuer is entitled to redeem the debt securities pursuant to their terms.

EVENTS OF DEFAULT

     The following are "Events of Default" under the Indenture with respect to debt securities of any series:

        (a) default in the payment of the principal of, or premium, if any, on, any debt security of such series when the same becomes due and payable at maturity, upon acceleration, redemption, mandatory repurchase or otherwise, and such default continues for five Business Days;

        (b) default in the payment of any installment of interest on any debt security of such series when the same becomes due and payable, and such default continues for a period of 30 days;

        (c) default in the performance of or breach of any covenant or warranty of the Issuer or the Guarantor in the Indenture, other than a covenant or warranty a default in whose performance or whose breach is elsewhere specifically dealt with in the Indenture or which is specifically included in the Indenture solely for the benefit of a series of one or more debt securities other than that series, and such default or breach continues for a period of 90 consecutive days after written notice as provided in the Indenture;

        (d) acceleration of any other notes or bonds of the Issuer or the Guarantor in an aggregate principal amount exceeding $50,000,000;

        (e) certain events of bankruptcy, insolvency or liquidation relating to the Issuer or the Guarantor that in certain cases are not cured for a period of 60 consecutive days; and

        (f) any other Event of Default particular to such series.

     The Indenture provides that:

        (1) if an Event of Default described in clause (a), (b) or (f) above occurs and is continuing with respect to debt securities of any series, either the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of the series then outstanding may declare the principal, including premium, if any, or, if the debt securities are Discount Securities, the portion of the principal amount as may be specified in the terms of that series and set forth in the applicable prospectus supplement, of all outstanding securities of that series and the interest accrued thereon, if any, to be due and payable immediately;

        (2) if an Event of Default described in clause (c) or (d) above occurs and is continuing, then in such case, the trustee or the holders of not less than 25% in aggregate principal amount of all the then outstanding securities, treated as one class, of each series entitled to the benefit of (x) the covenant or warranty which the Issuer or Guarantor has failed to observe or perform or (y) the cross acceleration of the debt securities described in (d) above, may declare the principal (or, if the debt securities are Discount Securities, the portion of the principal amount as may be specified in the terms of that series and set forth in the applicable prospectus supplement) of all such debt securities to be due and payable immediately, by notice as provided in the Indenture and upon such declaration such principal amount, or lesser amount, of such debt securities shall become immediately due and payable; and

        (3) if an Event of Default described in clause (e) above occurs and is continuing, then in such case the trustee or the holders of not less than 25% in aggregate principal amount of all the then outstanding securities issued by the Issuer, treated as one class, or, in the case of the Guarantor, of all then outstanding securities, treated as one class, may declare the principal, or, if the debt securities of any such series are

            Discount Securities, the portion of the principal amount as may be specified in the terms of that series and set forth in the applicable prospectus supplement, of all debt securities and the interest accrued thereon, if any, to be due and payable immediately (Section 502).

     The Indenture provides that, subject to the duty of the trustee during a default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity (Section 603). Subject to such provisions for the indemnification of the trustee, and provided that no conflict with the Indenture or any rule of law arises, the holders of a majority in aggregate principal amount of the outstanding securities of any affected series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such affected series (Sections 512 and 601).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  Covenant Defeasance of any Series

     If we shall deposit with the trustee, in trust, at or before the Stated Maturity or redemption of the debt securities of any series, money and/or government obligations in the amounts and maturing at the times such that the proceeds of such obligations to be received upon the respective Stated Maturities and interest payment dates of such obligations will provide funds sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, to pay when due the principal of, and premium, if any, and each installment of principal of, and premium, if any, and interest on such series of debt securities at the Stated Maturity or such principal or installment of principal or interest, as the case may be, then the Issuer or the Guarantor may omit to comply with certain of the terms of the Indenture with respect to that series of debt securities, including any or all of the restrictive covenants described above or in any prospectus supplement, and the Events of Default described in clauses (c) and (d) under "-- Events of Default" shall not apply. Defeasance of debt securities of any series is subject to the satisfaction of certain conditions, including among others:

        - the absence of an Event of Default or event which, with notice or lapse of time, would become an Event of Default at the date of the deposit;

        - the delivery to the trustee by us of an opinion of counsel to the effect that holders of the debt securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to United States federal income tax in the same amounts and in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred; and

        - such covenant defeasance will not cause any debt securities of such series then listed on any nationally recognized securities exchange to be delisted.

If indicated in the prospectus supplement relating to a series of debt securities, in addition to the obligations of the United States of America or obligations guaranteed by the United States of America, "government obligations" may include obligations of the government, and obligations guaranteed by such government, issuing the currency or currency unit in which debt securities of such series are payable.

  Defeasance of any Series

     Upon the deposit of money or securities as contemplated in the preceding paragraph and the satisfaction of certain other conditions, we may also omit to comply with our obligation duly and punctually to pay the principal of, and premium, if any, and interest, if any, on a particular series of debt securities, and any Events of Default with respect thereto shall not apply, and thereafter, the holders of debt securities of such series shall be entitled only to payment out of the money or securities deposited with the trustee. Such conditions include, among others:

        - the absence of an Event of Default or event which, with notice or lapse of time, would become an Event of Default at the date of the deposit;

        - the delivery to the trustee by us of an opinion of counsel to the effect that holders of the debt securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit, discharge and defeasance, and will be subject to United States federal income tax in the same amounts and in the same manner and at the same times as would have been the case if such deposit, discharge and defeasance had not occurred; and

        - such defeasance will not cause any debt securities of such series then listed on any nationally recognized securities exchange to be delisted.

MODIFICATION AND WAIVER

     The Indenture provides that we and the trustee may, for specified purposes, amend or supplement the Indenture or the debt securities of any series without notice to or the consent of the holders (Section 901), and may make any modification to the terms of the Indenture or the debt securities with the consent of the holders of more than 50% in aggregate principal amount of the outstanding debt securities. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby, change the Stated Maturity of the principal of, or any installment of principal of or interest on, any debt security; reduce the principal amount of, and premium, if any, and interest, if any, on any debt security; reduce the amount or principal of a Discount Security due and payable upon acceleration of the Maturity thereof; change the place of payment where, or currency or currency unit in which, the principal amount of, and premium, if any, and interest, if any, on any debt security is payable; impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or modify any of the above provisions or the provisions of the next paragraph below (Section 902).

     The holders of not less than a majority in aggregate principal amount of the Outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive, insofar as that series is concerned, compliance by us with certain restrictive provisions of the Indenture (Section
1006). The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default under the Indenture with respect to debt securities of that series, except a default (a) in the payment of principal of, or premium, if any, and interest, if any, on, any debt security of such series, or (b) with respect to a covenant or provision of the Indenture which can not be modified or amended without the consent of the holder of each outstanding debt security of such series affected (Section 513).

     The Indenture provides that in determining whether the holders of the requisite aggregate principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities, the principal amount of a Discount Security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the Maturity thereof to such date (Section 104).

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in an applicable prospectus supplement, payment of principal of, and premium, if any, and interest, if any, on debt securities of any series, other than a Global Security, will be made at the office of the paying agent or paying agents designated by us from time to time, except that, at our option, payment of any interest may be made (a) by check mailed or delivered to the address of the person entitled to the payment appearing in the security register or (b) by wire transfer to an account maintained with a bank located in the United States by the person entitled to the payment as specified in the security register. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on debt securities of any series will be made to the person in whose name the debt security is registered at the close of business on the regular record date for such interest payment.

     Unless otherwise indicated in an applicable prospectus supplement, JPMorgan Chase Bank, N.A. will act as the paying agent for each series of debt securities.

     Unless otherwise indicated in an applicable prospectus supplement, the principal office of the paying agent in the City of New York will be designated as our sole paying agency for payments with respect to debt securities. Any other paying agents outside the United States and any other paying agents in the United States initially designated by us for the debt securities of a series will be named in the related prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agents or approve a change in the office through which any paying agent acts, except that we are required to maintain a paying agent in each place of payment for a series. However, if the debt securities of a series are listed on any stock exchange located outside the United States and the stock exchange shall so require, we will maintain a paying agent in any required city located outside the United States, for the debt securities of that series.

     All monies paid by us to a paying agent for the payment of principal of, and premium, if any, and interest, if any, on any debt securities or in respect of any other additional payments thereon which remain unclaimed at the end of two years after the principal, premium or interest became due and payable will, subject to applicable laws, be repaid to us and the holder of these debt securities will thereafter look only to us for those payments.

ASSUMPTION OF OBLIGATIONS

     The Guarantor or any wholly-owned subsidiary of the Guarantor may assume the obligations with respect to the debt securities of a series for the due and punctual payment of the principal of, and premium, if any, and interest, if any, including any additional amounts required to be paid in accordance with the provisions of the Indenture or such debt securities, in respect of such debt securities and the performance of every covenant of the Indenture, other than a covenant included in the Indenture solely for the benefit of debt securities of another series, and such debt securities on the part of the Issuer, to be performed or observed; provided that:

     (a) the Guarantor or such subsidiary of the Guarantor, as the case may be, shall expressly assume such obligations by a supplemental indenture, executed by the Guarantor or such subsidiary, and delivered to the trustee in form reasonably satisfactory to the trustee, and if such subsidiary assumes such obligations, the Guarantor shall, by a supplemental indenture, confirm that its Guarantees shall apply to such subsidiary's obligations under such debt securities and the Indenture, as so modified by such supplemental indenture;

     (b) the Guarantor or such subsidiary, as the case may be, shall confirm in such supplemental indenture that the Guarantor or such subsidiary, as the case may be, will pay to the holders such additional amounts as provided by, and subject to the limitations set forth in, such debt securities and the Indenture as may be necessary in order that every net payment of the principal of, and premium, if any, on, and interest, if any, on such debt securities will not be less than the amount provided for in such debt securities to be then due and payable and such obligation shall extend to the payment of any such additional amounts as necessary to compensate for or indemnify against any deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed upon such payment by Germany, the United States or the country in which the Guarantor or such subsidiary of the Guarantor is organized or any district, municipality or other political subdivision or taxing authority in Germany, the United States or the country in which the Guarantor or any such subsidiary of the Guarantor is organized, it being understood that, except as aforesaid, neither the Guarantor nor such subsidiary shall be obligated to make any indemnification or payments in respect of any tax consequences to any holder as a result of such assumption of rights and obligations if the Guarantor or such subsidiary would not be obligated to pay an additional amount pursuant to the Indenture if the Guarantor or such subsidiary were the Issuer; and

     (c) immediately after giving effect to such assumption of obligations, no Event of Default with respect to debt securities and no event which, after notice or lapse of time or both, would become an Event of Default, as the case may be, shall have occurred and be continuing.

     Upon any such assumption, the Guarantor or such subsidiary, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture with respect to such debt securities with the same effect as if the Guarantor or such subsidiary, as the case may be, had been named as the Issuer under the Indenture, and the Issuer or any successor corporation thereto shall be released from all liability as obligor upon such debt securities.

FURTHER ISSUANCES

     The Issuer may from time to time, without notice to or the consent of the holders of the debt securities of a series, create and issue under the Indenture further debt securities of such series identical in all respects to the previously issued debt securities, with any related changes in the Stated Maturity, issue date, issue price and interest commencement date, so that such further debt securities shall be consolidated and form a single series with such debt securities and shall have the same terms as to status, redemption or otherwise as such debt securities.

CONSENT TO SERVICE AND JURISDICTION

     The Guarantor has designated and appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the applicable debt securities, Guarantees or Indenture which may be instituted in any State or Federal court located in the Borough of Manhattan, the City of New York, and has submitted, for the purposes of any such suit or proceeding, to the jurisdiction of any such court in which any such suit or proceeding is so instituted. See "Enforceability of Civil Liabilities."

NEW YORK LAW GOVERNS THE INDENTURE, DEBT SECURITIES AND GUARANTEES

     The Indenture, the debt securities and the Guarantees will be governed by the laws of the State of New York.

JUDGMENT CURRENCY

     A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in United States dollars. The statutory law of the State of New York provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment or decree.

     If, for the purpose of obtaining a judgment in any court with respect to any obligation of the Issuer or the Guarantor under the Indenture, debt security or Guarantee, as the case may be, it shall become necessary to convert into any other currency, or currency unit, any amount due under such Indenture, debt security or Guarantee, as the case may be, then the conversion shall be made by the Issuer or Currency Determination Agent at the Market Exchange Rate as in effect on the date of entry of the judgment (the "Judgment Date"). If pursuant to any such judgment, conversion shall be made on a date (the "Substitute Date") other than the Judgment Date and there shall occur a change between the Market Exchange Rate as in effect on the Judgment Date and the Market Exchange Rate as in effect on the Substitute Date, the Indenture requires the Issuer or the Guarantor, as the case may be, to pay such additional amounts, if any, as may be necessary to ensure that the amount paid is equal to the amount in such other currency or currency unit which, when converted at the Market Exchange Rate as in effect on the Judgement Date, is the amount then due under such Indenture, debt security or Guarantee, as the case may be. Neither the Issuer nor the Guarantor, as the case may be, will, however, be required to pay more in the currency or currency unit due under such Indenture, debt security or Guarantor, as the case may be, at the Market Exchange Rate as in effect on the Judgment Date than the amount of currency or currency unit stated to be due under such Indenture, debt security or Guarantee, as the case may be, so that in any event the obligations of the Issuer or the Guarantor, as the case may be, under such Indenture, debt security or Guarantee, as the case may be, will be effectively maintained as obligations in such currency or currency unit and the Issuer or the Guarantor, as the case may be, shall be entitled to withhold, or be reimbursed for, as the case may be, any excess of the amount actually realized upon any conversion on the Substitute Date over the amount due and payable on the Judgment Date.

INFORMATION CONCERNING THE TRUSTEE

     The Issuer, the Guarantor and their subsidiaries maintain ordinary banking relationships with JPMorgan Chase Bank, N.A. and its affiliates. JPMorgan Chase Bank, N.A. and its affiliates have extended credit facilities to the Issuer, the Guarantor and their subsidiaries in the ordinary course of business.

                              PLAN OF DISTRIBUTION

     The Issuer may sell debt securities to or through one or more underwriters and also may sell debt securities directly to other purchasers or through agents or dealers, or the Issuer may sell debt securities through a combination of any of these methods.

     The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market or at negotiated prices. Underwriters may sell debt securities to or through dealers.

     In connection with the sales of debt securities, underwriters may receive compensation from the Issuer in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of debt securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act"). Any such underwriter or agent will be identified, and any such compensation will be described, in a prospectus supplement. In connection with the requirements of the National Association of Securities Dealers, Inc. (the "NASD"), discounts or commissions paid to underwriters in connection with the sale of the debt securities will not be greater than eight percent.

     Pursuant to agreements into which the Issuer and the Guarantor may enter, underwriters, dealers and agents who participate in the distribution of debt securities may be entitled to indemnification by the Issuer and the Guarantor against certain liabilities, including liabilities under the Securities Act.

     Underwriters, dealers or agents to or through which debt securities may be offered and sold may engage in transactions with, or perform other services for the Issuer, the Guarantor and their subsidiaries in the ordinary course of business.

     Each series of debt securities will be a new issue of securities with no established trading market. Unless otherwise indicated in a prospectus supplement, the Issuer does not intend to list any of the debt securities on a national or foreign securities exchange. In the event the debt securities are not listed on a national securities exchange, certain broker-dealers may make a market in the debt securities, but will not be obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given that any broker-dealer will make a market in the debt securities or as to the liquidity of the trading market for the debt securities, whether or not the debt securities are listed on a national securities exchange. The prospectus supplement with respect to the debt securities will state, if known, whether or not any broker-dealer intends to make a market in the debt securities. If no such determination has been made, such prospectus supplement will so state.

     Each underwriter, dealer and agent to or through which debt securities may be offered and sold:

     - will not, with respect to any debt security denominated in a currency other than United States dollars, solicit offers to purchase nor offer to sell or deliver such debt security in, or to, residents of the country issuing such currency, except as permitted by applicable law (including any applicable currency or exchange control regulations);

     - will comply with any selling restrictions applicable to any debt security; and

     - will comply with all relevant laws, regulations and directives in each jurisdiction outside the United States in which it purchases, offers, sells or delivers debt securities or has in its possession or distributes the prospectus or any prospectus supplement or any pricing supplement.

     Expenses in connection with the issuance of the securities being registered hereby are estimated as follows:

SEC registration fee........................................  $1,675,225*
Accounting fees and expenses................................     250,000
Blue Sky fees and expenses..................................      50,000
Rating agency fees..........................................     850,000
Printing expenses...........................................     250,000
Miscellaneous...............................................      24,775
                                                              ----------
          Total.............................................  $3,100,000
                                                              ==========

---------------

* An additional registration fee was previously paid in connection with securities carried forward from a prior registration statement.

DELAYED DELIVERY ARRANGEMENTS

     If so indicated in a prospectus supplement, the Issuer may authorize underwriters or other persons acting as the Issuer's agent to solicit offers by certain institutions to purchase debt securities from the Issuer pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Issuer. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered debt securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     The place and time of delivery for the debt securities in respect of which this prospectus is delivered will be set forth in a prospectus supplement.

                                 LEGAL MATTERS

     The validity of the debt securities and certain other legal matters relating to the debt securities will be passed upon for DaimlerChrysler North America Holding Corporation by William J. O'Brien III, Esq., counsel to DaimlerChrysler North America Holding Corporation. Certain legal matters will be passed upon for any agents or underwriters by Sidley Austin Brown & Wood LLP, New York, New York. The validity of the Guarantees and certain other legal matters relating to the Guarantees will be passed upon for DaimlerChrysler AG by its legal department. Sidley Austin Brown & Wood LLP may from time to time render legal services to DaimlerChrysler AG and its affiliates.

                                    EXPERTS

     The consolidated financial statements of DaimlerChrysler AG as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, included in the DaimlerChrysler AG 2004 annual report on Form 20-F, have been incorporated by reference herein in reliance upon the reports of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft, Hessbruhlstrasse 21, D-70565 Stuttgart, Germany, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to the change in DaimlerChrysler's method of accounting for stock-based compensation in 2003 and DaimlerChrysler's adoption of FASB Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities -- an interpretation of ARB No. 51," in 2003 and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," in 2002.

                      ENFORCEABILITY OF CIVIL LIABILITIES

     DaimlerChrysler AG is a stock corporation organized under the laws of the Federal Republic of Germany. Many of the members of the Supervisory Board and the Board of Management and the officers of DaimlerChrysler AG and the independent auditors named herein reside outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce, in courts outside the United States, judgments against those persons obtained in United States courts and predicated upon the civil liability provisions of the federal securities laws of the United States. Furthermore, since DaimlerChrysler AG does not directly own any significant assets outside of Germany and since a substantial portion of the assets of DaimlerChrysler AG owned through its subsidiaries are located outside the United States, any judgment obtained in the United States against DaimlerChrysler AG may not be collectible within the United States. DaimlerChrysler AG has been advised by its legal department that German courts will enforce judgments of United States courts for liquidated amounts in civil matters subject to certain conditions and exceptions. Our legal department has expressed no opinion, however, as to whether the enforcement by a German court of any judgment would be effected in any currency other than in Euro and, if in Euro, the date of determination of the applicable exchange rate from United States dollars to Euro. DaimlerChrysler AG has further been advised by its legal department that there may be doubt as to the enforceability, in original actions in German courts, of liabilities predicated solely upon the federal securities laws of the United States.

     DaimlerChrysler AG has been further advised by its legal department that there is currently no treaty between the United States of America and the Federal Republic of Germany providing for the reciprocal acknowledgment and enforceability of judgments in civil and commercial matters (which would include actions brought under the federal securities laws of the United States). Therefore, the general rules of the German Code of Civil Procedure ("ZPO") govern those issues. ZPO sec. 722 requires that an enforcement action in Germany be based upon a non-appealable foreign judgment only (cf ZPO sec. 723 subsection 2, clause 1). As a general rule, the German courts will not review the merits of the foreign judgment in any enforcement proceedings (ZPO sec.723 subsection 1). It shall, however, dismiss the enforcement action pursuant to ZPO sec. 723 subsection 2, clause 2 if the exceptions regarding the acknowledgment of foreign judgments set forth in ZPO sec. 328 subsection 1 apply, which exceptions can be generally summarized as follows:

        (i) The foreign court had no personal jurisdiction according to German law;

        (ii)  No due service of process was effected on the defendant;

        (iii) The foreign judgment is irreconcilable with a prior German or other foreign judgment to be acknowledged in Germany or proceedings on the same subject matter had been filed in Germany before suit was instituted in the foreign jurisdiction;

        (iv) Acknowledgment of the foreign judgment would produce a result in contravention of German public policy;

        (v) The foreign jurisdiction whose judgment is sought to be acknowledged does not reciprocate with respect to acknowledgment of judgments entered in Germany.

     As far as reciprocity is concerned, the application of the exception depends on the law practiced in the relevant state of the United States where the judgment was rendered and the result may vary from time to time as the law and practice change. According to information available as of the date of this prospectus, German judgments would be acknowledged and enforced in the courts of almost all states in the United States and, accordingly, with respect to such states, reciprocity by German courts is warranted and the relevant exception does not apply. United States judgments awarding punitive damages may contravene German public policy and may therefore not be acknowledged in their full amount or in part pursuant to exception (iv) above. DaimlerChrysler AG's legal department is, however, not aware of any reasons under present German law for avoiding enforcement of a judgment of United States courts on the Guarantees on the grounds that the same would be contrary to German public law.

     DaimlerChrysler AG has expressly submitted to the jurisdiction of New York State courts and United States federal courts sitting in the City of New York for the purpose of any suit, action or proceeding arising out of any offering with respect to which this prospectus or any accompanying prospectus supplement is delivered, and has appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011, to accept service of process in any such action with respect to which this prospectus or any accompanying prospectus supplement is delivered.

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                                 $5,000,000,000

                             [DAIMLERCHRYSLER LOGO]

               DAIMLERCHRYSLER NORTH AMERICA HOLDING CORPORATION

                  DAIMLERCHRYSLER NORTH AMERICA INTERNOTES(R)

                         UNCONDITIONALLY GUARANTEED BY

                               DAIMLERCHRYSLER AG

                            ------------------------
                             PROSPECTUS SUPPLEMENT
                            ------------------------

                      JOINT LEAD MANAGERS AND LEAD AGENTS

BANC OF AMERICA SECURITIES LLC   INCAPITAL LLC
                                     AGENTS

A.G. EDWARDS                                     CHARLES SCHWAB & CO., INC.
CITIGROUP                                        COMERICA SECURITIES
EDWARD D. JONES & CO., L.P.                      FIDELITY CAPITAL MARKETS,
                                                  A DIVISION OF NATIONAL FINANCIAL SERVICES, LLC
MERRILL LYNCH & CO.                              MORGAN STANLEY
UBS FINANCIAL SERVICES INC.                      WACHOVIA SECURITIES

                                 April 29, 2005

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